Registration Number:


                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                           WORKPLACE COMPLIANCE, INC.
                           --------------------------
                            (Name of small business
                             issuer in its charter)


     Delaware                           8071                    01-0733390
-----------------------      ----------------------------   -------------------
(State of incorporation      (Primary Standard Industrial    (I.R.S. Employer
    or jurisdiction           Classification Code Number)   Identification No.)
    of organization)


            1321 Broadway Scottsbluff, Nebraska 69361 (308) 632-7411
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)


            1321 Broadway Scottsbluff, Nebraska 69361 (308) 632-7411
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)


     Bill Stopperan 1321 Broadway Scottsbluff, Nebraska 69361 (308) 632-7411
--------------------------------------------------------------------------------
           (Name, address, and telephone number of agent for service)

     Copies to:
     Joel Pensley, Esq.
     211 Schoolhouse Road
     Norfolk, Connecticut 06058
     Phone: (860) 542-1122
     Fax:   (626) 608-3076

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the registration statement until such time that all of the shares of common stock registered hereunder have been sold.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                            ------------------------


                         CALCULATION OF REGISTRATION FEE

                                          Proposed     Proposed
      Title of                             Maximum      Maximum
   Each Class of              Amount      Offering     Aggregate    Amount of
 Securities Being             Being       Price Per    Offering   Registration
    Registered              Registered     Unit (1)     Price(1)       Fee
-------------------------------------------------------------------------------
Shares of Common Stock      1,259,949      $ 0.01  $    12,599.49   $    1.16


"A" Warrants                1,001,376           0               0           0

Shares of Common Stock
Underlying "A" Warrants     1,001,376         .75      751,032.00       69.10


"B" Warrants                1,001,376           0               0           0

Shares of Common Stock
Underlying "B" Warrants     1,001,376        1.00    1,001,376.00       92.13


"C" Warrants                1,001,376           0               0           0

Shares of Common Stock
Underlying "C" Warrants     1,001,376        1.25    1,251,720.00      115.16
                                                    -------------   ----------
TOTAL                                               $3,016,727.49    $ 277.55


(1) Estimated solely for the purposes of computing the registration fee pursuant to Rule 457.

     The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that the registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Part I.    Information Required in Prospectus

Item

No.        Required Item                         Location or Caption
----       -------------                         --------------------

1.         Front of Registration Statement
           and Outside Front Cover of
           Prospectus                            Front of Registration
                                                 Statement and Outside
                                                 Front Cover of Prospectus

2.         Inside Front and Outside Back
           Cover Pages of Prospectus             Inside Front Cover Page
                                                 of Prospectus and Outside
                                                 Front Cover Page of
                                                 Prospectus

3.         Summary Information and Risk
           Factors                               Prospectus Summary;
                                                 Risk Factors

4.         Use of Proceeds                       Use of Proceeds

5.         Determination of Offering
           Price                                 Front Cover Page;
                                                 Plan of Distribution

6.         Dilution                              Dilution

7.         Selling Security Holders              Not Applicable

8.         Plan of Distribution                  Plan of Distribution

9.         Legal Proceedings                     Legal Proceedings

10.        Directors, Executive Officers,
           Promoters and Control Persons         Management

11.        Security Ownership of Certain
           Beneficial Owners and Management      Principal Stockholders

12.        Description of Securities             Description of Securities

13.        Interest of Counsel                   Legal Matters

14.        Disclosure of Commission Position
           on Indemnification for Securities
           Act Liabilities                       Statement as to
                                                 Indemnification
15.        Organization Within Last
           Five Years                            Management; Certain
                                                 Transactions
16.        Description of Business               Proposed Business

17.        Management's Discussion
           and Analysis or Plan of
           Operation                             Proposed Business -
                                                 Plan of Operation
18.        Description of Property               Proposed Business

19.        Certain Relationships and Related
           Transactions                          Certain Transactions

20.        Market for Common Stock and
           Related Stockholder Matters           Front Cover Page;
                                                 Market for Our
                                                 Common Stock;
                                                 Plan of Distribution

21.        Executive Compensation                Remuneration

22.        Financial Statements                  Financial Statements

23.        Changes in and Disagreements
           with Accountants on Accounting
           and Financial Disclosure              Not Applicable

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR DOES IT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to completion: Dated  August   , 2002

PROSPECTUS

                           WORKPLACE COMPLIANCE, INC.

                        4,264,077 SHARES OF COMMON STOCK
                         3,004,128 COMMON STOCK WARRANTS

     This prospectus relates to the resale by the selling securityholders of 1,259,949 shares of our common stock and 3,004,128 common stock purchase warrants. The selling securityholders may sell the shares or warrants from time to time at the prevailing market price or in negotiated transactions.

     Of the shares offered:

     o    1,259,949 are currently outstanding, and

     o 3,004,128 shares are issuable upon the exercise of warrants currently held by the selling stockholders.

     We will not receive any of the proceeds from the sale of the shares by the selling securityholders. We will receive proceeds from the exercise of the warrants as follows:

     o 1,001,376 Class "A" Warrants exercisable at $.75 per warrant or an aggregate of $ 751,032.00;

     o 1,001,376 Class "B" Warrants exercisable at $1.00 per warrant or an aggregate of $ 1,001,376.00;

     o 1,001,376 Class "C" Warrants exercisable at $1.25 per warrant or an aggregate of $ 1,251,720.00.

     AS YOU REVIEW THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 5.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR DOES IT SEEK AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this prospectus is                  , 2002.

                               TABLE OF CONTENTS
                                                                         PAGE
                                                                         ----
Prospectus Summary.....................................................    3
The Offering...........................................................    3
Summary Financial Information..........................................    4
Risk Factors...........................................................    4
Use of Proceeds........................................................   12
Capitalization.........................................................   12
Dividend Policy........................................................   12
Cautionary Note Regarding Forward Looking Information..................   12
Management's Discussion and Analysis of Financial Condition
  and Results of Operations............................................   13
Our Business...........................................................   17
  The Company..........................................................   17
  Drug Abuse...........................................................   18
  The Market...........................................................   19
  Regulation...........................................................   19
  Categories of Drug Testing...........................................   20
  The Process of Drug Testing..........................................   21
  Liabilities for Test Results and Insurance Coverage..................   23
  Growth Strategy......................................................   23
  Onsite Instant Screen Tests..........................................   26
  Government Mandated Testing..........................................   26
  Turnkey System.......................................................   27
  Facilities...........................................................   27
  Employees............................................................   27
  Competition..........................................................   27
Management.............................................................   29
  Executive Officers and Directors.....................................   29
  Director Compensation................................................   30
  Executive Compensation...............................................   30
  Indemnification of directors and executive officers
    and limitation of liability........................................   30
Certain Related Party Transactions.....................................   30
Principal Stockholders.................................................   31
Description of Securities..............................................   32
  Shares of Common Stock...............................................   32
  Shares of Preferred Stock............................................   33
  Common Stock Purchase Warrants.......................................   33
  Reports to Stockholders..............................................   34
  Transfer Agent.......................................................   34
Selling Securityholders................................................   35
Plan of Distribution...................................................   36
Shares Eligible for Future Sale........................................   37
Where You Can Find More Information....................................   38
Legal Proceedings......................................................   38
Legal Matters..........................................................   38
Experts................................................................   38
Index to Financial Statements..........................................   F-1
Financial Statements...................................................   F-2
                            ------------------------
     You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

                               PROSPECTUS SUMMARY

     We are a Delaware corporation which, under the name E-biz Venture Corp., on April 1, 2002, entered into a stock purchase agreement with Western Pathology Consultants, Inc., a Nebraska corporation, and its stockholders. The agreement provided that Western Pathology stockholders exchange each share of their common stock for one share of our common stock. The closing date was June 29, 2002. On August 26, we changed our name from E-biz Venture Corp. to WorkPlace Compliance, Inc. On August 5, 2002, we declared a stock dividend of 50% of the number of our outstanding shares of common stock ratably among our stockholders. Western Pathology Consultants was incorporated in 1994 in Nebraska to succeed the drug and alcohol testing program management performed by a division of Western Pathology Consultants, PC, a Nebraska professional medical corporation.

     On a national basis, we provide quality, competitively priced, automated and effective drug testing programs for over 3,000 clients, in many different industries and businesses. We attempt to make the public aware of substance abuse and contribute to the goal of a "Drug Free America". We manage our clients' programs from policy writing and email result reporting to customized billing and substance abuse professional service management. Our medical review officers are available seven days a week 24 hours a day.

     The services we provide include:

     o    collection facilities,
     o    random selection services,
     o    alcohol testing services,
     o    mobile collection,
     o    on-site drug testing,
     o    drug policy assistance,
     o    expert witness medical legal testimony,
     o    blind testing of certified laboratories,
     o    breath alcohol testing equipment and supplies,
     o    substance abuse professional services,
     o    medical review of positive tests,
     o    data management and statistical reporting,
     o    employee and supervisory training and
     o    administration of United States Department of Transportation programs.

                                  THE OFFERING

Securities offered by the selling
  securityholders................. 1,259,949 shares of common stock

Common stock outstanding.......... 10,009,018 shares

Warrants outstanding.............. 3,004,128 warrants

Common stock outstanding after
 exercise of outstanding warrants. 13,013,146 shares

Use of proceeds................... The  selling securityholders will receive the net proceeds from the sale of shares; and we will receive no proceeds from the sale of the shares offered by the prospectus. We will receive the proceeds from warrant exercise. We intend to use the net proceeds from the exercise of warrants for general corporate and working capital purposes.

Proposed OTCBB symbol............. "WPCI"

                         SUMMARY FINANCIAL INFORMATION


                                        Six Months Ended      Period Ended
                                        June 30, 2002(1)   December 31, 2001(1)
                                       -----------------   --------------------
                                         (unaudited)
                                          Actual                Actual
                                          --------             ---------
STATEMENT OF INCOME DATA:
Net revenues......................       $1,283,363            $2,474,887
Gross profit......................          614,460             1,139,168
Income (loss) from operations.....          (34,405)             (114,768)
Net income (loss).................          (45,668)             (131,970)
Net income (loss) per share:
  Basic...........................       $     (.00)                 (.01)
  Weighted average shares--basic..       20,346,568            23,284,068
Diluted(2)........................       $     (.00)        $        (.00)
Weighted average shares--diluted..       20,346,568            23,284,068

------------------

(1) The Statement of Income Data reflects the consolidated results of WorkPlace Compliance, Inc. (formerly E-biz Venture Corp.) and Western Pathology Consultants, Inc.

(2) Diluted loss per share excludes the 3,004,128 shares of common stock underlying the warrants since the exercise of such warrants would be antidilutive.

                                  RISK FACTORS

     You should carefully consider the following factors in addition to the other information in this prospectus, including the financial statements and related notes, before investing in the common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are immaterial may also impair our business. If any of the following risks actually occurs, our business, financial condition or results of operations will likely suffer. In such case, the trading price of our common stock could decline; and you could lose all or part of your investment.

Risks Related to Our Industry
-----------------------------

Workplace drug testing is subject to government regulation.
-----------------------------------------------------------

     We are subject to complex certifications and licensing regulations as well as federal, state and local legislation at the federal, state and local levels, including:

     o    the handling and collection of specimens,
     o    privacy and confidentiality,
     o    licensure and certification and
     o    employee confidentiality.

     Although we believe that we are in material compliance, courts have not interpreted many of these statutes and regulations; and Congress and various state and local legislatures may enact initiatives which may impose additional restrictions or regulatory burdens on us. In addition, regulatory or judicial authorities may apply applicable statutes and regulations in a manner that would adversely affect us. Sanctions for violating applicable statutes and regulations may include fines and criminal penalties and the loss of authority to do business.

The complexities of billing may affect our net revenue and cash flow.
---------------------------------------------------------------------

     Billing for drug and alcohol testing services is complicated. Drug and alcohol testing providers have a mix of payors, such as individual employees, laboratories, other third party administrators, other medical review officers, doctors, hospitals and companies from various industries. Each of these payors has different billing requirements which we must meet prior to receiving payment for our services.

     Billing complications include, but are not limited to, the following:

     o    difficulty of assuring adherence to specific billing requirements,
     o    disparity in information requirements among payors and
     o    high volume/low dollar invoicing.

     If we experience some or all of these billing complications they may reduce our revenue and cash flow.

We would incur significant fines and other penalties for failure to comply with federal and state medical privacy laws.
--------------------------------------------------------------------------------

     The use and disclosure of medical information is subject to regulation by both federal and state governments. For example, the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, requires us to comply with standards applicable to the use and disclosure of health information, including standards for common healthcare transactions, security and privacy. In addition, many stringent state laws and regulations regarding the use and disclosure of health information exist. We may incur significant costs in our efforts to comply with federal and state laws and regulations. Moreover, if we are found to have violated any federal or state statute or regulation governing the use or disclosure of health information, we could be subject to significant civil liabilities and criminal fines and penalties.

We may be subject to litigation.
--------------------------------

     We, as a provider of workplace drug and alcohol testing services, may be subject to lawsuits alleging negligence or other claims and claiming substantial damages. We believe we maintain adequate liability insurance, subject to limits and deductibles, for professional liability claims, but we may incur liabilities in excess of policy limits or we may not be able to obtain adequate affordable insurance coverage in the future. In addition, litigation could harm our reputation and adversely affect our client base.

System failures could harm our business.
----------------------------------------

     Our business rests on the continued and uninterrupted performance of our information technology which tracks all aspects of the drug testing we administer and the billing for the services we perform. This technology is, in general, operated and maintained by third parties. Our systems and operations are vulnerable to damage or interruption. They are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. We do not have fully redundant systems, a formal disaster recovery plan or alternative providers of hosting services. Any damage to or failure of our systems could result in interruptions in our service. Such interruptions will reduce our revenues and profits, and our future revenues and profits will be harmed if our users believe that our system is unreliable. While we have never suffered an information technology system failure, any failure that interrupts our operations would harm our business.

We must keep abreast with new drug testing technologies.
-------------------------------------------------------

     Changes in technology continually occur in the workplace drug and alcohol testing industry. Our ability to grow will be hampered if we cannot use new or improved testing technologies. We may not be able to negotiate acceptable licensing arrangements and we cannot be sure that such arrangements will yield commercially successful tests. If we cannot offer improved testing methods in the future, we may not be able to meet competition which can offer such methods and, as a result, our testing volume and revenue may materially decrease.

Our vendors may began to provide direct drug and alcohol testing services to our existing clients.
--------------------------------------------------------------------------------

     We compete with laboratories, such as Quest Diagnostics, Laboratory Corporation of America, LabOne and Northwest Toxicology, in the workplace drug testing market. These laboratories often refer tests to us to provide management or medical review services. Aligning with one laboratory for a specific account can create competition with another laboratory we may use for a totally different account. These parties may no longer refer tests to us if we are perceived as aligning with only one specific laboratory causing our revenues and cash flow to decrease.

Risks Related to Our Company
----------------------------

Our success largely depends on the services of our senior management and senior technical staff.
--------------------------------------------------------------------------------

     Our success is largely dependent on the skills, experience and efforts of our senior business and technical management team. The loss of the services of William I. Stopperan, our Chief Executive Officer, or other management personnel could have a material adverse effect on the success of our business. We have entered into employment contracts with Mr. Stopperan, as well as with Thomas M. Swan, Vice President of Finance and Administration and Dennis L. Kerns, Vice President of Business Development. However, these contracts cannot ensure that Mssrs. Stopperan, Swan or Kerns will stay with our company. Failure to retain or attract key personnel could divert our management's time and attention, increase our expenses and adversely affect our ability to conduct our business efficiently. We do, however, maintain key man life insurance policies on our senior management.

The loss of our skilled personnel could hinder our business.
------------------------------------------------------------

     Our competitiveness depends on our ability to attract and retain skilled technical and marketing personnel as competition for skilled personnel is intense in the workplace drug and alcohol testing industry. We may not be able to attract and retain the technical and marketing personnel we require to develop and market new test services and to continue to grow; and, thus, may not be able to operate successfully in the future.

Difficulties with the integration of any future acquisitions may impose sub-stantial costs and delays and cause other problems for us.
--------------------------------------------------------------------------------

     Although we have not targeted any specific acquisitions, we intend to acquire drug testing program managers or medical review officer services. The process of integrating operations of acquired businesses, including their personnel, could cause interruptions or deterioration in service in our business which may, in turn, result in a loss of business from our present customers. In addition, either our existing employees or employees of the acquired business may choose not to work for us. Further, integrating acquisitions may distract our management from its day-to-day responsibilities. Thus, we may not realize projected benefits of acquisitions, and we may incur significant costs. In addition, if we use our common stock to make acquisitions, our stockholders will suffer dilution without benefit.

If our customers fail to renew their contracts, our business could decline.
---------------------------------------------------------------------------

     Our revenue and earnings would fall if customers elect not to renew their agreements with us upon expiration. If we fail to obtain these renewals and if we do not develop relationships with significant new customers, our revenues and cash flow would decline.

A significant part of our business is concentrated in a few customers.
----------------------------------------------------------------------

     Two customers accounted for an aggregate of approximately 39% of our total net revenues for the year ended December 31, 2001. If either customer fails to renew its agreement with us, our business would be severely impacted.

Our principal stockholders may exercise control in a manner adverse to your in-terests.
--------------------------------------------------------------------------------

     Our principal stockholders, directors, and officers own approximately 57.9% of our outstanding common stock. By virtue of this stock ownership, they have the power to direct our affairs. Although there is no stockholders' agreement, or other oral or written understandings among them to vote in concert, they could determine the outcome of all matters submitted to stockholders for approval, including the election of a majority of our directors, any merger, consolidation or sale of all or substantially all of our assets and amendment of our certificate of incorporation. Transactions could be difficult or impossible to complete without their support and their interests may not be the same as those of our other stockholders.

Terrorist attacks in the United States and customer perception of the possibil- -ity of future attacks could adversely affect us.
--------------------------------------------------------------------------------

     On September 11, 2001, terrorist attacks, carried out in New York, Virginia and Pennsylvania, halted air traffic for several days. Since our business relies on the delivery of specimens by overnight courier services, any interruptions in the country's air traffic adversely impacts our ability to service our customers. Thus, our customers may seek testing services from laboratories located closer to their testing sites.

The workplace drug and alcohol testing industry in the United States is highly competitive and we face competition in all aspects of our business.
--------------------------------------------------------------------------------

     Workplace drug and alcohol testing in the United States is highly competitive and has experienced intense price competition over the past several years.

     Workplace drug and alcohol testing generally falls into one of four separate categories:

     o laboratories that provide a broad range of tests and services nationwide;

     o local and national medical review officers who offer review of tests and program management;

     o local and national third party administrators which offer specimen collections, testing, medical review officer services, and program management; and

     o    national specimen collection services.

     Our business spans all four areas. In each of these areas are companies which offer services against which we must compete. Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development and promotion of their services.

     To the extent that our services are not as efficient or our prices are not at least comparable to our competitors, we will lose business to them. Loss of business to one or more of our competitors could cause our revenues and cash flow to decline which could materially adversely affect our business, results of operations and financial condition. Increased competition also could result in price reductions, reduced margins or loss of market share, any of which could materially adversely affect our business, results of operations and financial condition.

We need to manage our growth.
-----------------------------

     Our anticipated future growth may place a significant strain on our managerial, operational and financial resources. To manage our growth, we must implement and improve our managerial controls and procedures and operational and financial systems. In addition, our future success will depend on our ability to expand, train and manage our workforce and salesforce. If we are unable to manage our growth effectively, our business, results of operations and financial condition could be materially adversely affected.


Anti-takeover provisions and our right to issue preferred stock could make a third party acquisition of us difficult and could deprive stockholders of a takeover premium for their shares.
--------------------------------------------------------------------------------

     We are a Delaware corporation. Anti-takeover provisions of Delaware law could make it more difficult for a third party to acquire control of us, even if a change in control would be beneficial to shareholders. Provisions in our certificate of incorporation or bylaws limit the circumstances in which purchasers may pay a premium for our common stock in proposed transactions or a proxy contest for control of the board may be initiated. These provisions provide for the authority of the board to issue, without stockholder approval, preferred stock with such terms as the board may determine. We are also be subject to Section 203 of the Delaware General Corporation Law, which could have similar effects. Thus, these provisions could have the effect of delaying, deferring or preventing a change in control of our company not approved by our board of directors or delaying, deferring or preventing a change in the management of our company and could depress the market price of our common stock.

Our management will have broad discretion over allocation of proceeds from exer-cise of warrants.
--------------------------------------------------------------------------------

     The net proceeds to us if all our warrants are exercised will be $3,004,128 as all expenses relating to the registration of our shares underlying the warrants are being paid from funds presently in our treasury. We currently have no specific plans for a significant portion of the net proceeds from warrant exercise. Consequently, our management will have the discretion to allocate the net proceeds to uses that stockholders may not deem desirable. We may be unable to yield a significant return on any investment of the proceeds. Substantially all of the proceeds from exercise of our warrants will be invested, until applied, in short-term, interest-bearing, investment grade government and corporate securities and bank deposits.

Risks Related to the Public Market
----------------------------------

An active market for our common stock may not develop, making it difficult for you to sell your stock.
--------------------------------------------------------------------------------

     Prior to the date of the prospectus, there has been no public market for our common stock. It is uncertain the extent to which a trading market will develop or how liquid that market might become. An illiquid market for our stock may result in price volatility and poor execution of buy and sell orders for investors. Historically, stock prices and trading volumes for newly public companies fluctuate widely for a number of reasons, including some reasons that may be unrelated to their business or results of operations. The price of our common stock that will prevail in the market may be lower than the exercise prices of the warrants.

Future sales of our common stock could depress its market price.
----------------------------------------------------------------

     The market price for our common stock could fall substantially if our stockholders who hold restricted securities sell large amounts of shares in the public market or if warrantholders exercise their warrants and sell the underlying shares of common stock. Our directors, executive officers and the former shareholders of Western Pathology Consultants, Inc. own 8,749,069 shares of common stock which under Rule 144 to the Securities Act of 1933 may be sold on public markets beginning June 30, 2003 subject to legal volume restrictions on transfer.

Because you will pay more for your shares underlying the warrants than existing stockholders, the value of your investment in our common stock will be diluted.
--------------------------------------------------------------------------------

     If you exercise your warrants, you will pay more for your shares than the amount paid by existing stockholders. As a result, the amount you pay for shares of our common stock in this offering will be substantially greater than the value of our net tangible assets as recorded on our books. In addition, warrant holders who exercise their warrants will have contributed 76.6% of the total common equity funding, but will own only 23.1% of the shares outstanding after exercising their warrants. There are no preemptive rights in connection with our common stock. Therefore, warrantholders who exercise their warrants will be further diluted in their percentage ownership if we issue additional shares in connection with fundraising, employee benefit or other purposes.

Our quarterly operating results may not meet the expectations of security anal-ysts or investors and this could cause our stock price to fluctuate or decline.
--------------------------------------------------------------------------------

     If our quarterly net revenue and operating results fall below the expectations of securities analysts and investors, the market price of our common stock could fall substantially. Operating results vary depending on a number of factors, many of which are outside our control, including:

     o    demand for our tests and ancillary services,
     o loss of a significant customer or group purchasing organization contract,
     o    new testing technologies or services by competitors,
     o    changes in our pricing policies or those of our competitors,
     o    the hiring and retention of key personnel,
     o    changes in drug testing laws and regulations,
     o    costs related to acquisitions of technologies or businesses and
     o    general economic factors.

We will need additional capital with which to promote our business.
-------------------------------------------------------------------

     In order to meet our business goals, we will need to raise additional capital. We can offer no assurance that substantial warrants will be exercised and that, even if they are exercised, any additional financing will be available to us at all, or, if available will be on favorable terms. If we cannot raise adequate funds, we may not be able to fund our business plans as we desire, or, develop or enhance services or respond to competitive pressures. Any such inability could have a material adverse effect on our business, results of operations and financial condition. Additional funds raised through the issuance of equity or convertible debt securities will result in diluting the percentage ownership of our stockholders. In addition, any securities we issue to raise necessary capital may have rights, preferences or privileges senior to those of the rights of our common stock.

     If we cannot raise funds on acceptable terms, if and when needed, we may not be able to develop or enhance our services to customers, take advantage of future opportunities for strategic alliances within a particular industry, grow our business or respond to competitive pressures or unanticipated requirements, which could seriously harm our business.

There is no public market for our securities.
---------------------------------------------

     We are not presently publicly traded. We intend that our securities trade on the Over-the Counter Bulletin Board. However, we can offer no assurance that our securities will so trade and, if they do trade on the OTCBB, whether an active trading market will be established or, if established, whether it can be maintained.

Our current shareholders will realize substantial benefits if our operations are successful.
--------------------------------------------------------------------------------

     If our future operations are successful, our present stockholders will realize substantial benefits. If our future operations are unsuccessful, warrantholders who exercise their warrants will sustain the principal loss of their cash investment. Presently, all warrantholders are also shareholders. However, since warrantholders can sell their warrants, future warrantholders may not necessarily also be stockholders.

We do not intend to pay dividends.
----------------------------------

     We do not anticipate paying any cash dividends on our common stock in the foreseeable future because we intend to retain our earnings to finance the expansion of our business. There can be no assurance that our operations will result in sufficient revenues to enable us to operate at profitable levels or to generate a positive cash flow. Therefore, warrantholders who exercise their warrants who anticipate the need of an immediate income, in the form of dividends on the underlying common stock should refrain from the exercise of their warrants.

Fluctuations in our quarterly results may adversely affect our stock price.
---------------------------------------------------------------------------

     Our quarterly operating results will likely vary significantly in the future. Our operating results, from time to time, may likely fall below the expectations of our investors or analysts and others who may be following our stock. Our failure to meet these expectations would likely adversely affect the market price of our common stock.

     Our quarterly operating results may vary depending on a number of factors, including:

     o actions taken by our competitors, including new product introductions, pricing policies and enhancements;
     o    size and timing of sales;
     o    our ability to control costs;
     o    investor interest in the high tech sector of the stock market; and
     o    general economic factors.

Our common stock price may be highly volatile and could drop unexpectedly.
--------------------------------------------------------------------------

     We initially intend that our common stock trade on the Over-the-Counter Bulletin Board. The market price of our common stock is likely to be highly volatile, as the stock market in general, and the market for healthcare - related companies in particular, has been highly volatile. Our stockholders may not be able to resell their shares of our common stock following periods of volatility because of the market's adverse reaction to this volatility.

     Factors that could cause this volatility may include, among other things:

     o    actual or anticipated variations in quarterly operating results;
     o    announcements of technological innovations;
     o    new sales formats or new products or services;
     o    changes in financial estimates by securities analysts;
     o    conditions or trends in the drug testing industry;
     o    conditions or trends in the Internet industry;
     o announcements by us or our competitors of significant acquisitions, strategic partnerships or joint ventures;
     o    changes in capital commitments;
     o    additions or departures of key personnel; and
     o    sales of our common stock.

     Many of these factors are beyond our control. These factors may materially adversely affect the market price of our common stock, regardless of our operating performance.

Shares eligible for future sales by our current stockholders may adversely af-fect the market price of our stock.
--------------------------------------------------------------------------------

     If our existing shareholders sell substantial amounts of our common stock in the public market, including shares issued on the exercise of warrants, the market price of our common stock could fall.

                                USE OF PROCEEDS

     We will not  receive  any  proceeds  from the sale of the  securityholders'
shares  offered  by  this  prospectus.   All  proceeds  from  the  sale  of  the
stockholders' shares will be for the accounts of the selling securitykholders.

     Both gross and net proceeds of warrant exercise will be $ 3,004,128.00 as all costs associated with registration of the shares of our common stock underlying the warrants have been or will be paid from funds presently in our treasury. We will use funds raised through warrant exercise for general corporate and working capital needs and, as a result, they are unallocated. Prior to use, all of the proceeds from warrant exercise will be invested in short-term, interest-bearing, investment grade government and corporate securities and bank deposits.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2002.

                                                              June 30, 2002
                                                             -------------
Long-term debt..........................................     $   121,133
Stockholders' equity:
Common stock, $.0001 par value per share*;
  authorized 100,000,000 shares, issued and
  outstanding 6,522,487 shares;                                      652
Preferred stock, $.0001 par value;
  authorized 5,000,000 shares, issued and
  outstanding -0- ......................................            ---
Additional paid-in capital..............................         916,453
Accumulated other comprehensive income..................
Accumulated deficit.....................................       1,741,795
Total stockholders' equity..............................        (824,690)
                                                              -----------
Total capitalization....................................    $   (703,557)

----------------
* Subsequent to June 30, 2002, our par value was changed to $.001 per share.

DIVIDEND POLICY
---------------

     We have not declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS
----------------------------------------------------

     This prospectus contains financial information and statements regarding our operations and financial prospects of a forward-looking nature. The Private
Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Although these statements accurately reflect our management's current understanding and beliefs, we caution you that certain important factors may affect our actual results and could cause such results to differ materially from any forward-looking statements which may be deemed to be made in this prospectus. These forward-looking statements involve risks and uncertainties. For this purpose, any statements contained in this prospectus which are not statements of historical fact may be deemed to be forward-looking statements.

     These important factors include our history of losses and ability to continue as a going concern. Specifically, they include fluctuations in our sales and operating results, risks associated with national operations and regulatory, competitive and contractual risks and product development; (b) our ability to achieve strategic initiatives, including but not limited to our ability to achieve sales growth across the business segments through a combination of enhanced sales force, new products, and customer service; and (c) acquisitions and (d) competition. We cannot provide assurance that such forward-looking information and statements will be reflective of our actual future operations or financial results, and you should not rely on any of such information and statements in connection with any decision to invest in us.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
Overview
--------

     The following discussion of our financial condition and results of operations should be read in conjunction with the Financial Statements and Notes appearing elsewhere in the prospectus.

     It is difficult for us to forecast our revenues or earnings accurately. We believe that future period-to-period comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance as we have and will have no backlog of orders. Our operating results in one or more future quarters may fall below investor expectations which, assuming our common stock trades on a recognized market, would almost certainly cause the future trading price of our common stock to decline.

Results of Operations
---------------------

     The following table sets forth, for the six months ended June 30, 2002 and 2001 and for the years ended December 31, 2001 and 2000, certain data from our statements of income and the percentage of such data to net revenues. This data has been derived from and should be read in conjunction with the unaudited consolidated financial statements as of and for the six months ended June 30, 2002 and the audited financial statements as of and for the years ended December 31, 2001 and 2000. These operating results are not necessarily indicative of the results that may be expected for any future period.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS
           FOR THE YEARS ENDED DECEMBER 31, 2001 AND DECEMBER 31, 2000

     The following discussion of our financial condition and results of operations should be read in conjunction with the Financial Statements and Notes thereto appearing elsewhere herein.

Results of Operations for the Fiscal Year Ended December 31, 2001 as compared to the Fiscal Year Ended December 31, 2000
-----------------------------------------------------------------------------

     Net sales were $2,475,000 for the year ended December 31, 2001 as compared to $2,702,000 for the year ended December 31, 2000, representing a decrease of $227,000 or 8.4%. Although there has been an increase in the client base, this decrease in revenues resulted from a reduction in pre-employment testing because of the sluggish economy.

     Cost of goods sold for the year ended December 31, 2001 was $1,336,000 or 54.0% of net sales as compared to $1,415,000 or 52.4% of net sales for the year ended December 31, 2000. The percent of net sales increase resulted primarily from an increase in specimen collection costs and a lower average selling price per laboratory test.

     Selling, operations, and general and administrative costs decreased $3,000 or .2% to $1,204,000 for the year ended December 31, 2001 compared to $1,207,000 for the year ended December 31, 2000.

     The following table sets forth, for the years ended December 31, 2001 and 2000, certain data from our statements of income and the percentage of such data to net revenues. This data has been derived from and should be read in conjunction with the audited financial statements as of and for the years ended December 31, 2001 and 2000. The operating results are not necessarily indicative of the results that may be expected for any future period.

                                   YEAR ENDED                 YEAR ENDED
                               Dec. 31,     Percent      Dec. 31,      Percent
                                2001         Sales        2000          Sales
                             ------------  --------   ------------    ---------

Salaries and commissions      $  732,668     29.6%    $  736,290         27.3%
Payroll taxes and benefits       109,765      4.4%        90,965          3.4%
Telephone                        108,696      4.4%        90,378          3.3%
Travel                            34,184      1.4%        38,658          1.4%
Rent                              63,312      2.6%        78,321          2.9%
Contract labor                    28,091      1.1%        32,985          1.2%
Legal and accounting fees          6,943      0.3%         3,551          0.1%
Other administrative costs       120,783      4.9%       135,892          5.0%
                             ------------  --------   ------------    ---------
                              $1,204,442     48.6%    $1,207,040         44.7%
                             ------------  --------   ------------    ---------


     Management believes that the amount of selling, operations, and general and administrative costs will increase as the Company continues to create the necessary infrastructure to meet our goals in connection with our marketing of our products and services.

     Payroll taxes and benefits expenses for the year ended December 31, 2001 were $110,000 or 4.4% of net sales, an increase of $19,000 compared to payroll taxes and benefits expenses of $91,000 or 3.4% for the year ended December 31, 2000. This increase was primarily due to increases in group health insurance premiums.

     Telephone expenses for the year ended December 31, 2001 were $109,000 or 4.4% of net sales, an increase of $19,000, compared to $90,000 or 3.3% of net sales for the year ended December 31, 2000. This increase was primarily due to increased requirements made by the Department of Transportation on August 1, 2001.

     Rent expense for the year ended December 31, 2001 was $63,000 or 2.6% of net sales, a decrease of $15,000, compared to $78,000 or 2.9% of net sales for the year ended December 31, 2000. This decrease was due to sub-leasing our Arlington, Texas facility.

     Other administrative costs for the year ended December 31, 2001 were $121,000 or 4.9% of net sales, a decrease of $16,000, compared to $136,000 or 5.0% of net sales for the year ended December 31, 2000. This decrease was primarily due to a reduction in our bad debt write offs.

     We have never paid any dividends on our shares of common stock and anticipate that all future earnings, if any, will be retained for use in our business.

     Net cash used in operating activities was $67,000 for the year ended December 31, 2001 compared to net cash provided by operating activities of $100,000 for the year ended December 31, 2000. The net cash used in operating activities in the year ended December 31, 2001 was primarily due to the net loss of $132,000, depreciation and amortization of $49,000, and a reduction in deferred revenue of $72,000 offset by a decrease in accounts receivable of $157,000 and an increase in accounts payable and accrued expenses of $72,000. The net cash provided by operating activities in the year ended December 31, 2000 was primarily due to a net profit of $19,000, depreciation and amortization of $52,000, and an increase in accounts payable and accrued expenses of $188,000 offset by an increase in accounts receivable of $135,000.

     Net cash used in investing activities was $17,000 for the year ended December 31, 2001 compared to net cash used in investing activities of $21,000 for the year ended December 31, 2000.

     Net cash provided from financing activities was $83,000 for the year ended December 31, 2001. This consisted primarily from an increase in short term borrowing of $68,000 and a stock issue of $54,000, offset by a decrease in capital leases of $34,000; compared to net cash used in financing activities of $71,000 for the year ended December 31, 2000. This was primarily due to a decrease in short term borrowing of $48,000 and a decrease in capital leases of $23,000.

     At December 31, 2001 and 2000, we had cash and cash equivalents of $9,000 and $9,000, respectively.

Results of Operations for the Six Months Ended June 30, 2001 as compared to the Six Months ended June 30, 2002
-----------------------------------------------------------------------------

     Net sales were $1,284,000 for the six months ended June 30, 2002 as compared to $1,308,000 for the six months ended June 30, 2001, representing a decrease of $24,000 or 1.8%. Although there has been an increase in the client base, this decrease in revenues resulted from a reduction in pre-employment testing because of the sluggish economy.

     Cost of goods sold for the six months ended June 30, 2002 was $669,000 or 52.1% of net sales as compared to $726,000 or 55.5% of net sales for the six months ended June 30, 2001. The percent of net sales reduction resulted primarily from lower laboratory hair testing and specimen collection costs.

     While revenues decreased 1.8% in the six months ended June 30, 2002, selling, operations, and general and administrative costs increased $7,000 or 1.1% to $618,000 compared to $611,000 for the six months ended June 30, 2001.

     The following table sets forth, for the six months ended June 30, 2002 and 2001, certain data from our statements of income and the percentage of such data to net revenues. This data has been derived from and should be read in conjunction with the unaudited consolidated financial statements as of and for the six months ended June 30, 2002. The operating results are not necessarily indicative of the results that may be expected for any future period.

                                    SIX MONTHS                 SIX MONTHS
                                      ENDED                      ENDED
                               June 30,    Percent      June 30,      Percent
                                2002        Sales        2001          Sales
                             ------------  --------   ------------    ---------

Salaries and commissions      $  340,884     26.6%    $  372,574         28.5%
Payroll taxes and benefits        50,124      3.9%        56,495          4.3%
Telephone                         58,671      4.6%        46,888          3.6%
Travel                            28,020      2.2%        22,533          1.7%
Rent                              28,563      2.2%        33,033          2.5%
Contract labor                    25,414      2.0%        21,402          1.6%
Legal and accounting fees         20,365      1.6%         3,710          0.3%
Other administrative costs        65,937      5.1%        54,789          4.3%
                             ------------  --------   ------------    ---------
                              $  617,978     48.2%    $  611,424         46.8%
                             ------------  --------   ------------    ---------


     Management believes that the amount of selling, operations, and general and administrative costs will increase as the Company continues to create the necessary infrastructure to meet our goals in connection with our marketing of our products and services.

     Salaries and commissions for the six months ended June 30, 2002 were $341,000 or 26.6% of net sales, a decrease of $32,000, compared to salaries and commissions of $373,000 or 28.5% of net sales for the six months ended June 30, 2001. This absolute and percentage decrease was primarily due to a voluntary reduction in pay taken by our officers.

     Legal and accounting fees for the six months ended June 30, 2002 were $20,000 or 1.6% of net sales, an increase of $16,000, compared to legal fees of $4,000 or .3% of net sales for the six months ended June 30, 2001. This increase was primarily due to the substantial legal and accounting fees incurred in connection with the preparation of a registration statement to be filed with the Securities and Exchange Commission.

     Telephone expenses for the six months ended June 30, 2002 were $59,000 or 4.6% of net sales, an increase of $12,000, compared to $47,000 or 3.6% of net sales for the six months ended June 30, 2001. This increase was primarily due to increased requirements made by the Department of Transportation on August 1, 2001.

     We have never paid any dividends on our shares of common stock and anticipate that all future earnings, if any, will be retained for use in our business.

     Net cash used in operating activities was $18,000 for the six months ended June 30, 2002 compared to net cash provided by operating activities of $13,000 for the six months ended June 30, 2001. The net cash used in operating activities in the six months ended June 30, 2002 was primarily due to the net loss of $42,000 and an increase in accounts receivable of $67,000 offset by an increase in accounts payable and accrued expenses of $31,000. The net cash provided by operating activities in the six months ended June 30, 2001 was primarily due to a decrease in accounts receivable of $128,000 offset by a net loss of $59,000, a decrease in accounts payable and accrued expenses of $52,000, and a decrease in deferred revenues of $37,000.

     Net cash used in investing activities was $6,000 for the six months ended June 30, 2002 compared to net cash provided by investing activities of $2,000 for the six months ended June 30, 2001.

     Net cash provided from financing activities was $20,000 for the six months ended June 30, 2002, consisting primarily from an increase in short term borrowing of $20,000 and a stock issue of $17,000, offset by a decrease in capital leases of $15,000; compared to net cash used in financing activities of $18,000 for the six months ended June 30, 2001. The net cash used in financing activities in the six months ended June 30, 2001 was primarily due to a decrease in short term borrowing of $18,000.

     At June 30, 2002 and 2001, we had cash and cash equivalents of $5,000 and $2,000, respectively.

Liquidity and Capital Resources
-------------------------------

     We believe that our existing cash, cash equivalents and short-term investments and any cash generated from operations together with the proceeds from warrant exercise will be sufficient to fund our operating activities, capital expenditures and other obligations for the foreseeable future. However, if during that period or thereafter, we are not successful in generating sufficient cash flow from operations or in raising additional capital when required in sufficient amounts and on terms acceptable to us, our business could suffer. If additional funds are raised through the issuance of equity securities, the percentage ownership of our then-current stockholders would be reduced.

OUR BUSINESS

     This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in these forward-looking statements. Factors that may cause such a difference include, but are not limited to, those discussed in "Risk Factors."

The Company
-----------

     We are the holding company of Western Pathology Consultants, Inc. a national comprehensive drug program administrator. Western Pathology was incorporated in 1994. Prior to 1994, its drug and alcohol testing program management was performed by a division of Western Pathology Consultants, PC, a professional medical corporation which began performing medical drug and alcohol testing in 1972.

     With over 3,000 clients across the United States, we provide highly automated, efficient and effective drug testing programs. We perform all services incident to managing drug testing programs from policy writing and real time background checks, collection scheduling and on staff medical review officers, email ordering and reporting, to customized billing and substance abuse professional service management.

     Our staff includes professionals from the medical, customer service, mental health, social services, and management consulting fields. Our medical review officers, all of whom are certified by the American Association of Medical Review Officers, are available 24 hours a day, 7 days a week.

Drug Abuse
----------

     The United Nations 1999 Human Development Report states: "Drugs are now a bigger global industry than motor manufacturing."

     The Substance Abuse and Mental Health Administration of the United States Department of Health and Human Services (SAMHSA) "2000 National Household Survey on Drug Abuse" published in February, 2002, states that:

     o 87 million Americans age 12 or older (39% of the population) reported illicit drug use at least once in their lifetime;

     o    11% of the population reported use of a drug within the past year;

     o    6% of the population reported use of a drug within the past month; and

     o marijuana and cocaine use is more prevalent among persons age 18 to 25 than other age groups.

     In 2000, the SAMHSA Drug Abuse Warning Network (DAWN) reported 601,563 drug-related episodes in hospital emergency departments nationwide, an increase from the 518,521 reported in 1994.

     SAMHSA, Worker Drug Use and Workplace Policies and Programs reported findings from the 1994 and 1997 National Household Survey of Drug Abuse as follows:

     o    70% of illicit drug users, age 18-49, were employed full-time;

     o 12% - 16% of employees have a substance abuse problem at some time in their lives;

     o    6.3 million of full-time workers were illicit drug users; and

     o 1.6 million of full-time workers who use illicit drugs were also heavy alcohol users in the past.

     The Institute for a Drug Free Workplace has concluded that drug using employees are 3.6 to 5 times more likely to file a worker's compensation claim, and 5 times more likely to be injured in an accident off the job which affected attendance or performance on the job. 40% of fatal accidents and 47% of serious accidents in the workplace have drug and/or alcohol involvement. There are approximately 14.5 million businesses in the United States with a workforce of approximately 111.5 million persons. An estimated $42 billion per year is lost by businesses because of employee use of illegal drugs and abuse of alcohol.

     The overall rate of current illicit drug use among full-time employees fell from 17.5% in 1985 to 7.4% in 1992, a percentage which has remained steady through 1997 (7.7%). According to the Bureau of Justice Statistics "Violence in the Workplace, 1993-1999" 35% of workplace victims of violence believed the offender was drinking or using drugs at the time of the incident. The Bureau of Justice reports that, as of December 31, 2000, 55.5% of inmates in federal prisons were sentenced as drug offenders, 33% of inmates in state and 22% of inmates in federal prisons and 36% in local jails admitted they had committed their crime while under the influence of drugs.

     The Economic Costs of Drug Abuse in the United States, 1992-1998. prepared by The Office of National Drug Control Policy (2001), Executive Office of the President, cites that the societal cost of drug abuse in the United States was $143.4 billion in 1998, including productivity losses, particularly those related to incarceration, crime careers, drug abuse related illness, and premature death. The overall cost of drug abuse rose 5.9 percent annually between 1992 and 1998 increasing from $102.2 to $143.4 billion.

     New Perspectives for Worksite Alcohol Strategies: Results from a Corporate Drinking Study by T.W. Mangione, J. Howland, and M. Lee, reports that a common misconception exists that alcoholics are responsible for most alcohol-related workplace problems. Casual drinkers, in aggregate, account for far more incidents of absenteeism, tardiness, and poor quality of work than the alcohol dependent. Light and moderate drinkers cause 60% of alcohol-related incidents of absenteeism, tardiness and poor quality of work, while dependent drinkers cause 40%.

The Market
----------

     The drug testing market in the United States is estimated to be $1.5 billion and has grown at a rate of 15% per year. 95% of Fortune 1,000 companies have workplace drug testing programs, whereas only 3% of companies under 50 employees have programs. Thus, approximately 97 million employees who are not covered under a workplace drug testing program.

     An area in which the market for drug testing is expected to increase is that of education. There are approximately 41,000 schools, colleges and universities in the United States with an estimated 23,182,000 students. 10.8% of the total national population who are older than twelve years acknowledged use of an illicit drug in the past year.

     American  Management  Association,  2000  AMA  Survey:  Workplace  Testing:
Medical Testing: Summary of Key Findings reports the following percentages of companies who conduct drug tests:

Business Category               Testing of New Hires    Testing of All Employees
-----------------               --------------------    ------------------------
Financial services                      35.8%                   18.8%
Business and professional services      36.0%                   18.4%
Other services                          60.3%                   34.7%
Wholesale and retail                    63.0%                   36.8%
Manufacturing                           78.5%                   42.2%

     Its 10,000 members represent approximately 25% of the United States workforce.

     Incentives which encourage employers to adopt Drug Free Workplace Programs include workers' compensation and unemployment insurance premium reductions, tax deductions and other incentives. The Drug Free Workplace Act requires employers receiving federal contracts of $100,000 or more to enact a Drug Free Workplace program.

Regulation
----------

     The following federal agencies provide for drug and alcohol testing of employees in the industries they regulate:

     o    The Federal Aviation Administration - the aviation industry;

     o The Federal Motor Carrier Safety Administration - carriers and commercial driver's license holders;

     o The Federal Railroad Administration - employers and employees in the railroad industry;

     o The Federal Transit Administration - employers and employees in the mass transit industry;

     o The Research and Special Programs Administration - operators and employees in the pipeline industry; and

     o The United States Coast Guard - employers and employees operating commercial vessels.

     o Executive branch agencies must comply with Executive Order 12564 (Drug-Free Federal Workplace, 1986), which established the goal of a drug-free Federal Workplace and made refraining from the use of illegal drugs, on and off duty, a condition of Federal employment.

     o    Federal   grantees  and  contractors  -  organizations   with  Federal
          contracts valued at $100,000.00 or more must comply with the Drug-Free Workplace Act of 1988.

     o Transportation Industry - Employers must comply with the Omnibus Transportation Employee Testing Act of 1991 which requires alcohol and drug testing of safety-sensitive employees in aviation, motor carrier, railroad, and mass transit industries.

     o Nuclear Power Producers - Employers must comply with the requirements and standards for fitness for duty programs established by the Nuclear Regulatory Commission.

     o Department of Defense Contractors - Employers with Department of Defense contracts must comply with rules and regulation to establish and maintain a drug-free Workplace program that includes drug testing for employees in "sensitive" jobs.

     o State Programs - Certain states have passed legislation that affects employee drug testing by restricting testing circumstances, requiring that specific procedures be followed, limiting employee sanctions for policy violation, or allowing private lawsuits against employers, laboratories, and medical facilities for legal violations. Some States have adopted provisions in workers' compensation laws that make employees injured through serious misconduct or intoxication ineligible for benefits.

     o Related Legislation - The Americans with Disabilities Act protects individuals with disabilities from discrimination in employment and public accommodations. It does not protect people who are current substance abusers but does protect those who are recovering from substance abuse and addiction. In organizations with more than 25 employees, employers are required to make reasonable accommodation for a recovering employee's disability.

Categories of Drug Testing
--------------------------

     The drug testing industry in the United States is divided into two main categories - private and public entity testing.

     Private entities which utilize drug testing services are generally corporations that wish to ascertain whether or not their employees, or potential employees, are drug users based upon the belief that drug users have a negative impact on a broad range of corporate operations. Such companies either wish to help substance abusing employees relinquish their drug habits, or avoid hiring them altogether through the use of pre-employment drug screening tests.

     Public entities which utilize drug testing services are those under the regulations of the Department of Transportation, such as railroads, trucking companies, airlines and governmental units such as , the Coast Guard, police and fire departments and emergency medical service personnel, military and civil services, school teachers and students.

The Process of Drug Testing
---------------------------

     According to the United States Drug Enforcement Administration most employers test applicants and employees in one or more of the following situations:

     o    during an annual physical;
     o    before promotions or transfers;
     o before being placed in, or routinely while in, positions involving money, security, or safety;
     o    after accidents;
     o    for past users;
     o    following treatment;
     o    when  referred  by   management   through  just  cause  or  reasonable
          suspicion; and
     o    on a random basis.

     The only methodology for drug testing approved by the United States Department of Health and Human Services is urinalysis which involves screening urine for the presence of drug metabolites in a relatively simple and inexpensive procedure. Samples with positive results are then subjected to a highly accurate but more expensive confirmation procedure known as gas chromatography/mass spectrometry (GC/MS).

     Vendors which handle drug testing requirements should comply with certain guidelines as set forth by the United States Drug Enforcement Administration.

     o The vendor should provide guidance in the development of collection procedures to assure that samples are properly obtained and not falsified.

     o The vendor should provide all materials for collecting samples as well as specific written instructions for doing so. These materials may include containers, chain-of-custody and report forms, evidence tape, prepaid tamper-proof mailers and labels. The contract price should include these items as well as use of a courier service.

     o Containers should not contain preservatives that might alter the drugs or metabolites being sought. Containers should also include a built-in temperature strip that is capable of measuring the temperature of the urine sample. This temperature strip is useful in detecting sample substitutions or other attempts at cheating the test.

     o The laboratory and its personnel must comply with state licensing and certification requirements.

     o A clear, up-to-date laboratory methods procedure manual must be included, generally using the procedural guidelines approved by the United States Department of Health and Human Services.

     o Tests must be performed only by technicians trained and experienced in the test procedures for the specific drug.

     o The laboratory must furnish an analytical plan to assure that a positive test is followed by a GC/MS confirmatory test and that no results are transmitted to the client based solely on a screening result. In other words, all positives should automatically be submitted for GC/MS confirmation and quantitation.

     o The limits of sensitivity and specificity for each test procedure should be defined. Most employers, including non-regulated employers, follow the cutoff levels established by the testing program of the United States Department of Transportation. Any change from the laboratory's normal thresholds for detection should be agreed upon in writing.

     o The technical and administrative procedures used should differentiate legitimate therapeutic drug use from illicit drug use. In other words, legal medications used by the employee for legitimate medical reasons should be ruled out before a positive result for illicit drug use is declared. Many employers use the services of a physician known as a medical review officer (MRO) to determine whether legal medications are involved. Employers regulated by the United States Department of Transportation are required to use an MRO.

     o The laboratory should be able to identify any of the normally abused illegal drugs or their metabolites and to offer several combination of tests, known as "panels," as a cost-effective option to general testing.

     o Once the specimen has arrived at the laboratory via approved courier, a confirmed written test result should be delivered within two to three days. Employer actions should never be based upon a verbal test result. Procedures should be established to maintain confidentiality both at the laboratory and in the company, and refrigerated storage of positive samples should be offered by the laboratory.

     o    Expert   testimony  in  the  form  of  written  records  and  personal appearances concerning results, methodology and opinions should be available upon timely notification.

     o Laboratory personnel, both technical and managerial, should be subject to a program of drug testing.

     We  satisfy  all  these  guidelines.

     There are primarily three steps to our drug testing process - the initial collection of the specimen, the laboratory testing of the specimen and the medical review/data management of the results of the test. This process typically takes 2 to 3 days from collection of the specimen to reporting the result of the test to the client.

     Collection: We have established, through contracts with independent drug test performance and collection companies, over 7,000 sites across the United States. These sites provide urine, hair, or oral fluid specimen collection for our clients on a seven day/week 24 hour/day basis. Using our proprietary software, we can display available collection sites within a defined mileage parameter of the specimen donor's address. In addition, through our call center, we can schedule the donor's collection appointment on behalf of the client. This proactive method of tracking tests provides us with the knowledge that a result is forthcoming from the laboratory.

     Laboratory: We have contracts with laboratories throughout the United States which perform the testing of specimens within client specifications. These results are electronically downloaded into our database for both client reporting purposes and data management. Also, due to our volume, our fee structure to our clients in most cases is lower than our clients can obtain directly from laboratories.

     Medical Review/Data Management: Through the use of our proprietary database software, medical review officer assistants manage all negative drug test results. In addition, we have contracted with a number of physicians who are certified to perform reviews of positive workplace drug test results. Their responsibilities are to determine if there is a legal reason a donor has tested positive for an illegal substance. We have compiled a database of over 160,000 employees with over 250,000 positive and negative results for over 3,000 companies.

     Data management and medical review services constitute our core business. A term used in the industry to describe a company in this business is "Third Party Administrator." A typical third party administrator subcontracts the medical review officer service. We have an on-staff Chief Medical Review Officer with assistants who handle all negative results.

Liability for Test Results and Insurance Coverage
-------------------------------------------------

     The management and provision of drug testing services entail an inherent risk of liability. However, the most significant area of potential liability is associated with the accuracy of test results. We either subcontract the actual testing or manage programs in which testing is contracted by the client directly with testing laboratories. As a result, we limit our liability. In addition, we have what our management believes is satisfactory insurance coverage against expected liability in all areas of our business and we regularly review our policies consistent with our planned expansion.

Growth Strategy
---------------

     Overview

     We intend to launch a new marketing program for drug testing in schools and to provide a new fully trained network of collection sites through our representatives.

     The industry is maturing and acquisitions and mergers are occurring among laboratories, medical review officers and third party administrators. Although we have not targeted any acquisitions, we intend to make acquisitions if we raise sufficient funds from warrant exercise to enable us to integrate any acquisitions into our operations.

     To capture as many companies with 50 employees and under, we have developed a marketing strategy that targets associations for endorsements. In order to maximize the cost effectiveness of the selling process, we intend to have our representatives market to these associations.

     Educational Market

     Statistics for high school and university students show increasing drug use. School administrators and associates have responded by establishing random drug testing for athletes and participants in extracurricular activities.

     There are approximately 41,000 schools, colleges and universities in the United States with an estimated 23,182,000 students. 10.8% of the total national population who were age 12 and older acknowledged use of an illicit drug in the past year.

     The National Collegiate Athletic Association has established a drug testing program for championships and postseason certified events. The program involves urine collection on specific occasions and laboratory analyses for substances on a list of banned-drug classes developed by the NCAA Executive Committee of substances generally purported to be performance enhancing and/or potentially harmful to the health and safety of student-athletes. The drug classes specifically include stimulants, such as amphetamines and cocaine, and anabolic steroids, as well as other drugs.

     The United States Supreme Court in Board of Education of Independent School District No. 92 of Pottawatomie County v. Earls, affirmed random drug testing of students who participate in competitive after-school activities or teams, which includes more than half the estimated 14 million American high school students. Drug tests had been allowed previously just for student athletes.

     We intend to establish a wholly-owned subsidiary, Substance Abuse Free Enterprises, Inc. (SAFE), to launch programs for drug testing in schools and to provide a new network of collection sites for school drug testing. As a wholly owned subsidiary, SAFE would be a management company dedicated to serving the drug testing needs of the educational marketplace. We designed the SAFE Program to provide tools to parents and school administrators to curb the use of drugs in our schools and to offer a deterrent for those students who wish to remain drug free. We intend that SAFE becomes an innovative program that provides students, parents, teachers, administrators, and businessmen a method to bring us closer to a "drug free America".

     We intend that SAFE train representatives throughout the United States to use our proprietary Internet software, to operate collection sites and to perform collections of specimens. We have developed a turnkey program for schools which contains all the necessary requirements of a successful drug testing program, including policies and procedures, training, laboratories, marketing material, supplies, labor, medical review of positives, and 24/7 client support. Our representatives conduct school drug testing without direct participation by school administrators. Representatives will be provided exclusive territories based on student population and exclusive use our technologies.

     Under our program, schools may offer students voluntary random drug testing or may mandate a drug testing for extracurricular activities. The drugs to be tested would be marijuana, cocaine, methamphetamine/amphetamine, opiates, and Ecstasy. Students will be issued cards for each semester they participate. We will provide medical review officers to interview students who test positive in order to determine if there are legitimate reasons for substances to be in their systems. Any students determined to be abusing a substance will be eliminated from the program until certain testing requirements are met.

     We intend to manage each high school's SAFE program, maintain databases, perform random selections, report results to designated school representatives, make available results via a secure internet reporting mechanism, and provide cards and the statistical reports. In addition, SAFE would be responsible for soliciting national businesses to participate in providing discounts to enrolled students. SAFE would also solicit colleges to provide tuition discounts to enrollees in the program. We can offer no assurance that businesses or colleges will provide such discounts.

     Sales and Marketing to Major Companies

     Among the  companies  for  which we  provide  drug  testing  services  are:
Schwan's Sales Enterprises, Jockey International, Cessna Aircraft Corporation, Bayer Corporation, Coleman Powermate, J.A. Jones, Utilix, and Michelin Tire. Major companies now provide over 60% of our business revenue. We have developed customized proposals as well as online presentations to attract major companies.

     Affinity Programs

     In order to capture additional testing business for companies with 50 or fewer employees, we have developed an affinity program for associations. This program allows a membership organization to generate revenue while providing drug testing services to its members. We provide the services and pay the association in exchange for marketing, selling, and billing our services to their members.

     Face to Face Selling

     We have determined that a face-to-face selling approach is the most effective method of selling, but costly when using our employees. Therefore, we intend to use the network of SAFE representatives for presentations to associations, booster clubs, chambers of commerce and other similar organizations. This method of selling will be designed to maximize effectiveness and reach of our marketing programs.

     Increased use of Representatives for Drug Testing and Collections

     In August, 2001, the United States Department of Transportation published new regulations and procedures that placed more responsibility on the collection site for collecting regulated tests.

     Our proposed representative network, if effectuated, should create a new collection site network. We would train these sites to collect specimens in both the regulated and non-regulated arenas.

     Internet reporting

     We have developed but have not yet effectuated Internet result reporting with the capability of scheduling a specimen collection at a site. This proprietary software allows an employee at a remote collection site to update our database for collections performed for our clients. By pre-scheduling collections prior to receiving results, we will be taking a proactive posture in researching problem collections. In addition, our clients will be able to print statistical data for management purposes and access results at their convenience.

     Acquisition Policy
     ------------------

     We estimate that there are approximately 900 medical review officers, third party administrators, laboratories, and collection site networks competing for various elements of the drug testing industry. We intend to build upon our operating base by acquiring existing operations. We have not, as of the date of the prospectus, identified any acquisition candidates. When identifying acquisition candidates, we will take into consideration opportunities for revenue expansion, quality improvements, changes in the mix of services offered, cost control, community demographics, reputation and regulatory compliance history. We intend to improve the performance of any entities we may acquire through economies of scale, higher fees, greater buying power and implementation of our financial control system. We do not intend to purchase drug testing laboratories because under Department of Transportation regulations, medical review officers are forbidden to have any financial relationship with a laboratory and, thus, the acquisition of a laboratory would result in the loss of Department of Transportation business which requires MRO analysis of positive results.

Onsite Instant Screen Tests
---------------------------

     In non-regulated testing, on-site instant screening tests are increasingly being used. These test cards are inserted into the urine specimen at the time of collection and a result is provided within 10 minutes. Positive results are required to be confirmed at a laboratory; and, as a result, the cost of laboratory tests for negative results is avoided and the negative result is reported to the client, potentially within minutes.

     Although we manage programs that use on-site test kits, we have never provided a private label on-site test kit due to the plethora of on-site test kits on the market and the low margins for the sale of test kits. However, we are contemplating providing a branded onsite test kit as part of our educational marketing strategy.

Government Mandated Testing
---------------------------

     In 1989 the U.S. Government required companies under the jurisdiction of the Department of Transportation (DOT) to implement drug testing programs for employees in safety sensitive positions, including trucking, airlines, waterway shipping, railroads, and oil and gas. Chapter 49, Section 40, of the Code of Federal Regulations sets forth specific guidelines as to the administration of the programs, collection of the urine specimen, lab processes. The section also requires the use of a medical review officer for positive test results.

     These procedures were designed with the protection of the employee in mind. A key ingredient to the entire process is a written policy and procedure manual regarding the customer's drug and alcohol testing program. The employee must be provided a copy of the policy and must go through substance abuse awareness training as well.

     The testing process includes an initial collection of the urine at a designated site that may be the customer's medical department, a clinic, physician's office, hospital or a privately owned collection site. Strict collection procedures are followed in order to prevent alteration of the specimen and to create a legally defensible test should there be litigation. The specimen is then sent to a government certified laboratory for processing. Because of the possibility of certain foods and over-the-counter medicines that can cause a positive test result, government agencies allow up to certain levels of the different drugs to be considered as negative. For example; should a specimen screen below 300 ng/ml for cocaine or screen below 50 ng/ml for marijuana, it would be reported as a negative. These levels have been developed to protect the employee against the stigma of false positives.

     In addition, should the test result as a positive from the laboratory, the government requires a medical review officer to make contact with that employee to determine if there is a legitimate reason that a drug or drugs could reside in the donor's system. For example, the appearance of drugs may be the result of prescribed medicines by the employee's physician. In that case the MRO would verify the prescription by first authenticating the doctor's credentials and then confirming that the prescription was issued. Should the MRO determine the drug was legally in the donor's system, that determination would reverse the positive to a negative and the test result would be reported as a negative to the customer. If these procedures are not followed properly, test results would be invalidated.

Turnkey System
--------------

     We have recently created a turnkey proprietary software system, which includes the following functions:

     o    collection price quoting;
     o    proactive collection scheduling;
     o    electronic filing system;
     o    collection site bill tracking and auditing;
     o    results management system; and
     o    on-site kit-based program management

     Result reporting is facilitated through the use of voice, voice mail, fax, modem, email, or internet, with respect to all compliance requirements. The system allows collection-scheduling capabilities 24 hours per day, 7 days a week.

     The quality assurance program includes our medical review staff. One staff member is available 24 hours per day, 7 days a week.

Facilities
----------

     Our corporate headquarters are located in Scottsbluff, Nebraska where our operating subsidiary, Western Pathology Consultants, Inc. leases approximately 10,000 square feet of modern office space from a non-affiliated party. The lease mandates monthly payments of $3,500 plus an applicable share of real estate taxes and insurance, through June 2005. We may renew the lease for an additional three year term if we notify the landlord six months prior to the end of the lease term.

     We also lease a 600 square foot specimen collection facility in Kearney, Nebraska. The lease is a month-to-month lease at a rate of $500 per month.

Employees
---------

     We currently employ 29 people of whom 6 are business and sales management, 4 technical management and the remainder staff.

     Our operating subsidiary, Western Pathology Consultants, has entered into employment contracts with William Stopperan, our President and Chief Executive Officer,, Tom Swan, Vice President of Finance and Administration and Dennis Kerns, Vice President Business Development.

Competition
-----------

     We estimate that there are approximately 900 medical review officers, third party administrators, and collection site networks competing for various elements of the drug testing industry. The industry is highly fragmented with the largest drug testing management company having approximately $40 million of drug testing revenue. It is estimated 80% of third party administrators generate under $1 million in revenue.

     We believe that we have a competitive edge due to our full range of services, our superior customer service, and our tracking software. In addition, our ability to handle volume business provides a competitive advantage over smaller companies which cannot easily expand to handle increases in business.

                                   MANAGEMENT

Executive Officers and Directors
--------------------------------

     The following table sets forth certain information regarding our executive officers and directors:

Name                    Age         Position
----                    ---         --------
William Stopperan        52         President, CEO and a Director
Tom Swan                 42         Vice President Finance & Administration
                                       Chief Financial Officer
Dennis Kerns             53         Vice President Business Development
Jan Taylor               52         Secretary, Treasurer and a Director
Lockett Wood, Ph.D.      62         Director
Al Armstrong, M.D.       62         Vice President/Chief Medical Review Officer
                                      and a Director
Michael Peat, Ph.D.      54         Director
Diana Breslich, M.D.     55         Director

     William Stopperan has been President of Western Pathology Consultants, Inc., since August 1996 and Chief Operating Officer from July, 1995. From June, 1992 to October, 1992, Mr. Stopperan was the Controller for Cybermedic, a
publicly traded respiratory testing equipment manufacturer. After its merger into Colorado MedTech, he served as Sales and Marketing Manager of that company as a division of Colorado MedTech. From September, 1988 to June, 1992, Mr. Stopperan was a management consultant as the owner/manager of Stopperan and Associates. Mr. Stopperan provided financial, sales, and administrative consulting to businesses in the Denver, Colorado area. From November, 1985 to September, 1988, Mr. Stopperan was Vice President of Finance and Administration for California Devices, Inc., a semiconductor manufacturer. From November, 1983 to November, 1985, Mr. Stopperan was Controller for Advanced Energy Technology, a gear manufacturing company. Mr. Stopperan earned his Bachelors of Business Administration, emphasis in Accounting, from the University of Iowa in 1972.

     Thomas Swan, has served as Vice President of Finance and Administration of WorkPlace Compliance for Western Pathology Consultants, Inc. since June 1997. Previously, from 1995 to 1997, Mr. Swan was General Partner of Financial
Evaluations Corporation, a management consulting firm providing financial reporting, accounting, fundraising and tax consulting. Mr. Swan served as Controller of ECD, Inc., an asbestos abatement construction company from June, 1993 to May, 1995 and as the Vice President/CFO for Mallet, Peterson, Renoir, a specialty construction company, from May, 1990 to May, 1993. Mr. Swan was Accounting Manager for California Devices, Inc. from September, 1987 to September, 1988. Mr. Swan received his Bachelor of Accounting degree from St. Ambrose University in 1982.

     Dennis Kerns, Vice President of Business Development Mr. Kerns was born August 16, 1948 and has been a Vice President of WorkPlace Compliance since August 1997. From 1994 to 1997 he was the Sales and Marketing Manager. From February 1986 to August 1994, Mr. Kerns served as Outpatient Services Coordinator for Western Pathology Consultants, P.C., the laboratory from which we originated. Mr. Kerns developed the outreach services business for Western Pathology Consultants, P.C. which covered a 150 mile radius of Scottsbluff, Nebraska. Mr. Kerns was a Laboratory Supervisor for Box Butte General Hospital, Alliance, Nebraska, from February 1976 to February 1986. Mr. Kerns also served as Laboratory Supervisor for Dundee County Hospital, Benkelman, Nebraska from August 1975 to February 1976. Mr. Kerns received a Bachelor of Medical Technology degree from the Oregon Institute of Technology in 1975.

     Janice Taylor, has been the Administrative Director for Western Pathology Consultants since 1997. From 1972 to 1997, Ms. Taylor progressed from a Medical Technologist to Supervisor of Chemistry, Toxicology and Special Chemistry, to Laboratory Manager for Western Pathology Consultants, PC. She earned her Bachelors of Art degree in Medical Technology from the University of Northern Colorado in 1972.

     Lockett Wood, Ph.D. founded Cybermedic Corporation in 1977 and served as President until 1992 when it merged with Rela Corporation to form Colorado MedTech, Inc., a public company involved in contract research and development and manufacturing of medical instruments where he served as Vice President until 2001. From 1963 to 1977, Dr. Wood worked for the United States Department of Commerce as Director of the Advanced Communication Technologies Division and as Senior Scientist. In 1963, Dr. Wood earned his Bachelors of Science in Physics and in Electrical Engineering from the University of New Mexico. In 1966, he earned his Masters of Science in Electrical Engineering from the University of Colorado and, in 1973, his Ph.D. in Electrical Engineering from the University of Colorado.

     Alvin A. Armstrong Jr., M.D. founded Western Pathology Consultants, P.C. in 1972 to provide laboratory services to western Nebraska and retired in 1998. He received his Bachelor of Science Degree in Chemistry from the University of Nebraska in 1960, his Masters of Science Degree in Biochemistry from the University of Nebraska in 1962, and his Doctor of Medicine Degree with distinction from the University of Nebraska in 1967. Dr. Armstrong is certified by the American Board of Pathology in Anatomic, Clinical, and Forensic Pathology as well as a certified Medical Review Officer.

     Michael A. Peat, Ph.D., was Senior Vice President of Toxicology for LabOne, Inc. from 1994 to 2001. He was Vice President of Toxicology for Roche Biomedical Laboratories from 1992 to 1994. Dr. Peat progressed from Director of Toxicology to Vice President of Toxicology for CompuChem Laboratories, Inc. between 1990 and 1994. From 1986 to 1990 he served as Vice President of Clinical and Forensic Services, ChemWest Analytical Laboratories, Inc. He was employed by the University of Utah in various faculty and research positions from 1976 to 1985. He graduated from Oxford Polytechnic, Oxford, England in 1969 and received his Ph.D. from the Department of Biochemical Pharmacology and Toxicology, University of Utah in 1982. Dr. Peat has held various appointments in the American Academy of Forensic Sciences and the Toxicology Division and the Society of Forensic Toxicologists. He has received professional honors from the American Academy of Forensic Sciences and Toxicology, American Board of Forensic Toxicology, Society of Forensic Toxicologists, California Association of Toxicologists, College of American Pathologists, Department of Health and Human Services, American College of Occupational and Environmental Medicine, and the American Society of Mass Spectrometry.

     Diana J. Breslich, M.D., retired from Western Pathology Consultants in 1999 having joined the staff of Western Pathology Consultants, PC in 1979. She received an Associate Bachelors degree from Radcliffe College in 1968 graduating cum laude. She attended the American School of Classical Studies in Athens, Greece; Goethe Institute, Grafrath, Germany; and Harvard University, from 1967 to 1969. She received her Doctor of Medicine degree from the University of Chicago, Pritzker School of Medicine, Chicago, Illinois in 1963. Dr. Breslich completed her anatomic/clinical pathology training in 1979 at the University of Colorado. She is certified by the American Board of Pathology in Anatomic and Clinical Pathology as well as a certified Medical Review Officer.

Director Compensation
---------------------

     Our directors do not receive cash compensation for their services as directors but are reimbursed for their reasonable expenses for attending board and board committee meetings. Our board of directors has not established any committees.

Executive Compensation
----------------------

     We have entered into employment contracts with William Stopperan, Thomas Swan, and Dennis Kerns, all of which are renewable annually and coincide with our fiscal year. Mr. Stopperan's contract as President and CEO defines a base annual pay of $95,000 with incentives tied to achieving budgeted profitability as well as incremental increases in our profitability. Mr. Swan's annual salary is $75,000. Mr. Swan also has incentives based on the our profitability. Mr. Kerns' annual salary is $52,500. In addition, he is entitled to bonuses based on achieving budgeted revenues, gross margin percentages and budgeted departmental expenses as well as additional incentives if we exceed budgeted revenues. None of our executives are holders of any bonus options or other bonus securities compensation.

Indemnification of directors and executive officers and limitation of liability
------------------------------------------------------------------------------

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. As permitted by the Delaware General Corporation Law, our amended certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to our company or our stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (4) for any transaction from which the director derived an improper personal benefit.

     As permitted by the Delaware General Corporation Law, our Bylaws provide that we are required to indemnify our directors and officers, consultants and employees to the fullest extent permitted by the Delaware General Corporation Law. Subject to certain very limited exceptions, we are required to advance expenses, as incurred, in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions. The rights conferred in our Bylaws are not exclusive. We have not obtained directors' and officers' liability insurance.

                       CERTAIN RELATED PARTY TRANSACTIONS

     On November 6, 2000, we purchased domain names, websites and related software from GeoTele.com, Inc. in exchange for 15,488,942 shares of our common stock. All these shares of common stock were distributed ratably as a dividend to the stockholders of Geotele.com who became our stockholders. On July 2, 2001, we issued 6,000,000 shares to Nexgen Holdings, Inc. in consideration for reimbursement of organizational and other expenses. On April 21, 2002, we issued 34,751,600 shares to Nexgen Holdings for additional financial contributions and for services related to negotiating the stock purchase agreement with Western Pathology. On April 26, 2002, we reduced our capital in the ratio of 163:1 (rounding up all fractional shares) and, as a result, we had outstanding 345,541 shares. On April 27, 2002, we issued 25,000 shares to Thomas Monahan for accounting services, 200,000 shares to Joel Pensley for legal services and 119,237 shares to Nexgen Holdings for provision of office space. On July 30, 2002, we issued Falcon Crest Capital, Inc. 150,000 shares for financial consulting services. These securities issuances were valued at $.01 per share.

     We believe that these transactions were on terms as favorable as could have been obtained from an unaffiliated third party. All future transactions we enter into with our directors, executive officers and other affiliated persons will be on terms no less favorable to us than can be obtained from an unaffiliated party and will be approved by a majority of independent, disinterested members of our board of directors, and who had access, at our expense, to our or independent legal counsel.

     On August 5, 2002, we declared a stock dividend of 50% so that each of our stockholders received an additional shares for every two shares owned. We rounded up the issuance of shares so that our stockholders received whole shares.

     Also, on August 5, 2002, we distributed three warrants, one Class "A", one Class "B" and one Class "C" to each of our stockholders for every ten shares owned. We did not distribute fractional warrants. We rounded up the issuance of warrants so that our stockholders received whole warrants.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to beneficial ownership of our common stock as of August 5, 2002 by each stockholder known by us to be the beneficial owner of more than 5% of our common stock, each of our directors and executive officers and all executive officers and directors as a group.

                         Shares of Common Stock Beneficially Owned(1)
                         --------------------------------------------
Name                            Title                     Number        Percent
------------------              -----------------------   ---------     -------

William Stopperan               President/Chief           1,501,140     15.0%
1321 Broadway                   Executive Officer and a
Scottsbluff, Nebraska 69361     Director

Kosman Inc.                                                 900,000      9.0%
P.O. Box 350
Torrington, WY 82240

Dennis Kerns                    Vice President             665,250       6.6%
1321 Broadway                   Business Development
Scottsbluff, Nebraska 69361

Alvin Armstrong                 Vice President             593,222       5.9%
642 Doris Drive                 and a Director
Brechenridge, CO 80424

Diana Breslich                  Director                   563,046       5.6%
1701 Crystal Springs Court
Santa Rosa, CA 95404

Ron Blevins                     Director                   558,305       5.6%
1701 Crystal Springs Court
Santa Rosa, CA 95404

Janice Taylor                   Secretary/Treasurer,       450,000       4.5%
210650 E. 42nd Street           Director
Scottsbluff, Nebraska 69361

Thomas Swan                     Vice President Finance     410,249       4.1%
1321 Broadway                   & Administration,
Scottsbluff, Nebraska 69361     Chief Financial Officer

Lockett Wood                    Director                    75,000       0.7%
347 Pratt
Longmont, CO 80501

Michael Peat,                   Director                    75,000       0.7%
6700 Woodlands Parkway
Suite 230-308
The Woodlands, TX 77381

Officers and Directors
as a Group(8 persons)                                    4,332,907      43.3%

                                                         --------------------

(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, the persons and entity named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock underlying warrants or options that are currently exercisable or exercisable within 60 days of the date of the Prospectus are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 10,009,018 shares of our common stock outstanding as of the date of the Prospectus.

                            DESCRIPTION OF SECURITIES

Common Stock

     We are authorized to issue 100,000,000 shares of common stock, $.001 par value per share, of which 10,009,018 shares are issued and outstanding as of the date of the prospectus. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders.

     Holders of our common stock (i) have equal ratable rights to dividends from funds legally available therefore, if declared by our board of directors; (ii) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon our liquidation, dissolution or winding up; (iii) do not have preemptive, subscription or conversion rights, or redemption or sinking fund provisions; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote at all meetings of our stockholders. Cumulative voting for the election of directors is not provided for in our amended certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

     Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of legally available funds at such times and in such amounts as our board of directors may from time to time determine. Each stockholder is entitled to one vote for each share of our common stock held on all matters submitted to a vote of stockholders. Our common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon a liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors. Each outstanding share of our common stock is, and all shares of common stock to be outstanding upon exercise of the warrants will be, fully paid and nonassessable.

Preferred Stock
---------------

     We may, subject to limitations prescribed by Delaware law, provide for the issuance of up to 5,000,000 shares of our preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock.

Common Stock Purchase Warrants
------------------------------

     We have issued to all of our stockholders redeemable warrants in the ratio of one Class "A," one Class "B" and one Class "C" Warrant for every ten shares of our common stock held. We did not issue fractional warrants and all fractional warrants were rounded up to the nearest whole warrant. Each class of warrant is exercisable for a period of two years commencing the date of the prospectus. Each warrant entitles the holder to purchase one share of our common stock as follows: the Class "A" Warrants at $.75; the class "B" Warrants at $1.00; and the Class "C" Warrants at $1.25. The common stock underlying the warrants will, upon exercise of the warrants, be validly issued, fully paid and non-assessable. The warrants will be subject to redemption, at any time, for $0.001 per warrant, upon 30 days' prior written notice, so long as there is an effective registration statement relating to the underlying shares if the bid closing price on the market in which our common stock trades for a period of five consecutive trading days exceeds $.10 above the exercise price ending within ten days prior to the date of the notice of redemption.

     Our warrants can only be exercised when there is a current effective registration statement covering the underlying shares of common stock. If we do not obtain or are unable to maintain a current effective registration statement, warrantholders will be unable to exercise them and they may become valueless. Moreover, if the shares of common stock underlying the warrants are not registered or qualified for sale in the state in which a warrantholder resides, such holder might not be permitted to exercise any warrants.

     Our warrants may be exercised by surrendering the warrant certificate, with the form of election to purchase printed on the reverse side of the warrant certificate properly completed and executed, together with payment of the exercise price, to us. Warrants may be exercised in whole or from time to time in part. If less than all of the warrants evidenced by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining number of unexercised warrants.

     Warrantholders are protected against dilution of the equity interest represented by the underlying shares of common stock upon the occurrence of certain events, including, but not limited to, issuance of stock dividends. If we merge, reorganize or are acquired in such a way as to terminate the warrants, they may be exercised immediately prior to such action. In the event of liquidation, dissolution or winding up, holders of the warrants are not entitled to participate in our assets.

     For the life of the warrants, holders are given the opportunity to profit from a rise in the market price of our common stock. The exercise of the warrants will result in the dilution of the then book value of our common stock and would result in a dilution of the percentage ownership of then existing stockholders. The terms upon which we may obtain additional capital may be adversely affected through the period in which the warrants remain exercisable. The holders of these warrants may be expected to exercise them at a time when we would, in all likelihood, be able to obtain equity capital on terms more favorable than those provided for by the warrants.

     In the event the proceeds of warrant exercise are not sufficient for the development and growth of our business, we may seek additional financing. At this time we believe that the proceeds of exercise of existing warrants will be sufficient for such purpose and therefore do not expect to issue any additional securities at this time. However, we may issue additional securities, incur debt or procure other types of financing if needed. We have not entered into any agreements, plans or proposals for such financing and as of present have no plans to do so. If we require additional financing, there is no guarantee that such financing will be available to us or if available that such financing will be on terms acceptable to us.

Reports to Stockholders
-----------------------

     We intend to furnish our stockholders with annual reports containing audited financial statements as soon as practicable after the end of each fiscal year. Our fiscal year ends on December 31st.

Transfer Agent
--------------

     We have appointed American Registrar and Transfer Co., Salt Lake City, Utah as transfer agent for our shares of common stock and our warrants.

                              SELLING SECURITYKHOLDERS

     We are registering all the shares owned by our stockholders prior to the acquisition of the capital stock of Western Pathology Consultants. We are also registering all the warrants we distributed to our stockholders and the shares of our common stock underlying the distributed warrants. We will not receive any of the proceeds from sales of shares offered under this prospectus, but will receive the exercise price upon the exercise of the warrants.

     All costs, expenses and fees in connection with the registration of the selling securityholders' shares will be borne by us. All brokerage commissions, if any, attributable to the sale of shares by selling stockholders will be borne by selling stockholders.

     The selling securityholders are offering a total of 1,259,949 shares, 3,004,128 warrants and 3,004,128 shares of our common stock from the exercise of the warrants.

 The following table sets forth as of the date of the prospectus:

     o    the name of each class of person who is a selling securityholder;

     o    the number of persons constituting each class;

     o    the aggregate number of securities owned members of each class; and

     o the number of shares of common stock the members of each class will own after exercise of warrants.

     The following table assumes the exercise of all warrants beneficially owned by each warrantholder. The column "Shares Owned Prior to the Offering" includes shares of common stock issuable upon exercise of all currently exercisable warrants. The column "Shares Owned After the Offering" gives effect to the purchase of all the shares of common stock through warrant exercise being offered by the prospectus.

                                       Shares Owned Prior     Shares Owned After
                           Number of      to the Offering        the Offering
                            Shares     ---------------------  ------------------
 Selling Stockholder        Offered     Number     Percent    Number    Percent
--------------------      -----------  ---------   -------    ------    -------

Holders of our shares
prior to the acquisition
of Western Pathology
Consultants, Inc.
----------------------
802 persons(1)             1,259,949    1,034,949    10.3%       -0-       0.0%

All of our stockholders(2)
-------------------
890 persons                3,004,128   10,009,018   100.0%  13,013,146   100.0%

---------------
1. The registration statement of which this prospectus is a part registers the shares of common stock owned by our stockholders prior to the acquisition of Western Pathology Consultants, Inc.

2. The registration statement also registers warrants and our shares of common stock underlying the warrants which we distributed ratably as a dividend to all our stockholders. We distributed three common stock purchase warrants to each of our stockholders in the ratio of one set of three warrants for every ten shares owned.

3. We are assuming that all of our stockholders whose shares were registered sold all of them; and that all warrantholders exercised their warrants but did not sell the shares underlying the warrants

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. Selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

     o    purchases  by  a  broker-dealer   as  principal  and  resale  by  such
          broker-dealer for its own account pursuant to this prospectus;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     o block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o    in privately negotiated transactions; and

     o    in options transactions.

     In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell their common stock short and redeliver the shares to close out such short positions. Selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     In effecting sales, broker-dealers or agents engaged by selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amount to be negotiated immediately prior to the sale.

     In offering the shares covered by this prospectus, selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. Any profits realized by selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

     In order to comply with the securities laws of certain states, if applicable, shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. Selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act.

     We have agreed with the selling securitykholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of:

     o such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement or

     o    the expiration date of the warrants.

                       SHARES ELIGIBLE FOR FUTURE SALE

     Upon the effectiveness of the registration statement, 1,259,949 shares of common stock owned by our stockholders, the 3,004,128 warrants and the 3,004,128 shares of common stock underlying the warrants will be freely tradable without restriction under the Securities Act unless held by our "affiliates" as that term is defined in Rule 144 under the Securities Act. Prior to the exercise of the warrants, we will have outstanding 10,009,018 shares of our common stock. Of these shares, 1,259,949 will be freely tradable without restriction under the Securities Act unless held by our "affiliates" as that term is defined in Rule 144 under the Securities Act.

     Shares and warrants held by affiliates will be eligible for sale in the public market, subject to certain volume limitations and the expiration of applicable holding periods under Rule 144 under the Securities Act. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) 1% of the number of shares of common stock then outstanding (which will equal approximately 200,000 shares assuming all the warrants are exercised) or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     We can offer no assurance that an active public market in our shares or warrants will develop. Future sales of substantial amounts of our shares (including shares issued upon exercise of outstanding options) in the public market could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.

                     WHERE YOU CAN FIND MORE INFORMATION

     We have not previously been required to comply with the reporting requirements of the Securities Exchange Act. We have filed with the SEC a registration statement on Form SB-2 to register the securities offered by the prospectus. The prospectus is part of the registration statement, and, as permitted by the SEC's rules, does not contain all of the information in the registration statement. For further information about us and the securities offered under the prospectus, you may refer to the registration statement and to the exhibits and schedules filed as a part of the registration statement. You can review the registration statement and its exhibits at the public reference facility maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC in New York City and and Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facility. The registration statement is also available electronically on the World Wide Web at http://www.sec.gov.

                              LEGAL PROCEEDINGS

     We are not a party to nor are we aware of any existing, pending or threatened lawsuits or other legal actions.

                                LEGAL MATTERS

     Certain legal matters, including the legality of the issuance of the shares of common stock offered herein, are being passed upon for us by our counsel, Joel Pensley, Esq., 211 Schoolhouse Road, Norfolk, Connecticut 06058. Mr. Pensley is the owner of 300,000 shares of our common stock.

                                   EXPERTS

     Our financial statements for the years ended December 31, 2001 and 2002 have been included herein and in the registration statement in reliance upon the report of Dana F. Cole and Associates, independent certified public accountants, appearing elsewhere herein, and upon the authority of Dana F. Cole and Associates as an expert in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS

                               E-BIZ VENTURE CORP.
                              SCOTTSBLUFF, NEBRASKA





                                                                        Page
                                                                        ----

INDEPENDENT AUDITORS' REPORT                                             F-3

FINANCIAL STATEMENTS
    Balance Sheets - June 30, 2002 (unaudited) and
      December 31, 2001                                                  F-4

    Statements of Operations - For the Six Months
      Ended June 30, 2002 and 2001 (unaudited) and
      for the Years Ended December 31, 2001 and 2000                     F-5

    Statements of Changes in Stockholders' Deficit -
      For the Years Ended December 31, 2001 and 2000
      and for the Six Months Ended June 30, 2002 (unaudited)
                                                                         F-6
    Statements of Cash Flows - For the Six Months Ended
      June 30, 2002 and 2001 (unaudited) and for the
      Years Ended December 31, 2001 and 2000                             F-7

NOTES TO FINANCIAL STATEMENTS                                            F-8

                           WORKPLACE C0MPLIANCE, INC.

                         (FORMERLY E-BIZ VENTURE CORP. )

                                 AND SUBSIDIARY

                              SCOTTSBLUFF, NEBRASKA





                              FINANCIAL STATEMENTS



                           DECEMBER 31, 2001 AND 2000

                                       AND

                             JUNE 30, 2002 AND 2001
                                  (UNAUDITED)

                           Dana F. Cole & Company LLP
                          Certified Public Accountants
                               18 West 16th Street
                                  P.O. Box 2009
                              Scottsbluff, NE 69363

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
WorkPlace Compliance, Inc.
Scottsbluff, Nebraska

     We have audited the accompanying balance sheet of WorkPlace Compliance, Inc. (formerly E-biz Venture Corp.) and subsidiary, as of December 31, 2001, and the related statements of operations, changes in stockholders' deficit and cash flows for the years ended December 31, 2001 and 2000. These financial statements are the responsibility of the WorkPlace Compliance, Inc. and subsidiar's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WorkPlace Compliance, Inc. and subsidiary as of December 31, 2001, and the results of its operations and cash flows for the years ended December 31, 2001 and 2000, in conformity with accounting principles generally accepted in the United States of America.

     The accompanying financial statements have been prepared assuming that WorkPlace Compliance, Inc. and subsidiary will continue as a going concern. As shown in the financial statements, the Company incurred a net loss during the year ended December 31, 2001, and, as of that date, had a working capital deficiency and a stockholders' deficit, which raises substantial doubt about the Company's ability to continue as a going concern. Management's plans as to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.






                                        /s/Dana F. Cole & Company LLP
                                       ------------------------------
                                        Dana F. Cole & Company LLP

         Scottsbluff, Nebraska
         August 26, 2002

                           WORKPLACE COMPLIANCE, INC.
                         (formerly E-biz Venture Corp.)
                                 BALANCE SHEET

                                               June 30,
                                                2002             December 31,
                                             (UNAUDITED)            2001
                                            -------------        ------------
                                   ASSETS
CURRENT ASSETS
  Cash                                      $       5,000        $      9,000
  Accounts receivable, net                        396,000             329,000
  Account receivable - other                        4,000               6,000
  Inventory                                         7,000               3,000
  Prepaid expenses                                 31,000              16,000
                                            -------------        ------------
        Total current assets                      443,000             363,000
                                            -------------         ------------

PROPERTY AND EQUIPMENT, net                       133,000             158,000

OTHER ASSETS
  Security deposits                                10,000              11,000
                                            -------------        ------------
TOTAL ASSETS                                $     586,000        $    532,000
                                            =============        ============

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
  Accounts payable
    and other accrued liabilities           $     712,000        $    681,000
  Deferred revenue                                 44,000
  Notes payable - Bank                            497,000             477,000
  Current portion of long-term liabilities         31,000              41,000
                                            -------------        ------------
        Total current liabilities               1,284,000           1,199,000
                                            -------------        ------------

LONG-TERM LIABILITIES
  Notes payable - long-term debt                    5,000               8,000
  Capital leases payable                           49,000              63,000
  Economic Development Grant                      103,000             103,000
    Less current portion                          (31,000)            (41,000)
                                            -------------        ------------
        Total long-term liabilities               126,000             133,000
                                            -------------        ------------

STOCKHOLDERS' DEFICIT
  Capital stock (par value .0001 per share;
    26,441,651 and 6,522,487 shares
    outstanding as of December 31, 2001
    and June 30, 2002 respectively;
    100,000,000 authorized)                         1,000               3,000
  Paid-in capital                                 920,000             897,000
  Accumulated deficit                          (1,745,000)          1,700,000)
                                             ------------       -------------
        Total stockholders' deficit              (824,000)           (800,000)
                                             ------------       -------------

TOTAL LIABILITIES AND
   STOCKHOLDERS' DEFICIT                     $    586,000       $     532,000
                                             ============       =============


                See accompanying notes to financial statements.

                           WORKPLACE COMPLIANCE, INC.
                         (formerly E-biz Venture Corp.)
                            STATEMENT OF OPERATIONS

                                                 For the Six Months Ended          For the Years Ended
                                                       June 30,                       December 31,
                                                     (UNAUDITED)
                                               -----------------------------   ----------------------------
                                               2002              2001              2001             2000
                                            -----------       -----------       -----------      -----------
INCOME
  Service revenue                           $ 1,221,000       $ 1,198,000       $ 2,301,000      $ 2,496,000
  Merchandise sold                               63,000           110,000           174,000          206,000
                                            -----------       -----------       -----------      -----------
        Total income                          1,284,000         1,308,000         2,475,000        2,702,000
                                            -----------       -----------       -----------      -----------

COST OF INCOME
  Cost of service revenue                       633,000           668,000         1,239,000        1,306,000
  Cost of merchandise sold                       36,000            58,000            97,000          109,000
                                            -----------       -----------       -----------      -----------
        Total cost of income                    669,000           726,000         1,336,000        1,415,000
                                            -----------       -----------       -----------      -----------

GROSS PROFIT                                    615,000           582,000        1,139,000         1,287,000
                                            -----------       -----------       -----------      -----------

OPERATING EXPENSES
  General and administrative expenses           618,000           611,000         1,204,000        1,207,000
  Depreciation and amortization                  31,000            26,000            50,000           52,000
                                            -----------       -----------       -----------      -----------
        Total operating expenses                649,000           637,000         1,254,000        1,259,000
                                            -----------       -----------       -----------      -----------

NET INCOME (LOSS) FROM OPERATIONS               (34,000)          (55,000)         (115,000)          28,000
                                            -----------       -----------       -----------      -----------

OTHER INCOME (EXPENSE)
  Interest income                                                   2,000             4,000            4,000
  Interest expense                              (12,000)          (16,000)          (32,000)         (44,000)
  Gain (loss) on sale of assets                                     6,000            (1,000)
  Miscellaneous income (expense)                  1,000             4,000            12,000           32,000
                                            -----------       -----------       -----------      -----------
        Total other income (expense)            (11,000)           (4,000)          (17,000)          (9,000)
                                            -----------       -----------       -----------      -----------

NET INCOME (LOSS)                           $   (45,000)      $   (59,000)      $  (132,000)     $    19,000
                                            ===========       ===========       ===========      ===========

NET INCOME (LOSS) PER SHARE OF COMMON
  STOCK                                     $     (0.00)      $     (0.00)      $     (0.01)     $     (0.00)

WEIGHTED AVERAGE NUMBER OF SHARES
  OUTSTANDING                                20,346,658        20,256,245        23,284,068       20,223,096
                                            ===========       ===========       ===========      ===========




                 See accompanying notes to financial statements.

                           WORKPLACE COMPLIANCE, INC.
                         (formerly E-biz Venture Corp.)
                            STATEMENTS OF CASH FLOWS

                                              For the Six Months Ended              For the Years Ended
                                                       June 30,                        December 31,
                                                     (UNAUDITED)
                                            -----------------------------     ----------------------------
                                               2002              2001              2001             2000
                                            -----------       -----------       -----------      -----------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                         $   (45,000)      $   (59,000)      $  (132,000)     $    19,000
  Adjustments to reconcile net income
    (loss) to net cash provided by
    (used in) operating activities:
    Depreciation and amortization                31,000            26,000            49,000           52,000
    Stock compensation                            3,000             1,000             1,000
    Employment credits included in net
      income used to reduce debt                                                     (5,000)          (5,000)
    Accounts receivable                         (67,000)          128,000           157,000         (135,000)
    Accounts receivable - other                   3,000            (4,000)           (5,000)          (2,000)
    Inventory                                    (4,000)           (1,000)           11,000           (9,000)
    Prepaid expenses                            (15,000)            1,000            (7,000)          (1,000)
    Deposits                                      1,000             9,000             8,000          (12,000)
    Accounts payable and other accrued
      Liabilities                                31,000           (52,000)          (72,000)         188,000
    Deferred revenue                             44,000           (37,000)          (72,000)           5,000
                                            -----------       -----------       -----------      -----------
      Net cash provided by (used in)
        operating activities                    (18,000)           12,000           (67,000)         100,000
                                            -----------       -----------       -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Property and equipment                         (6,000)           (1,000)          (23,000)         (26,000)
  Sale of assets                                                                      6,000
  Sale of investment securities                                                                        5,000
                                            -----------       -----------       -----------      -----------
      Net cash provided by (used in)
        investing activities                     (6,000)           (1,000)          (17,000)         (21,000)
                                            -----------       -----------       -----------      -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Short-term debt                                20,000           (18,000)           68,000          (48,000)
  Long-term debt                                 (2,000)           (7,000)           (5,000)
  Capital leases                                (15,000)            7,000           (34,000)         (23,000)
  Issuance of stock                              17,000                              54,000
                                            -----------       -----------       -----------      -----------
      Net cash provided by (used in)
        financing activities                     20,000           (18,000)           83,000          (71,000)
                                            -----------       -----------       -----------      -----------

NET INCREASE (DECREASE) IN CASH                  (4,000)           (7,000)            - 0 -            8,000
CASH, beginning of year                     $     9,000       $     9,000       $     9,000      $     1,000
                                            -----------       -----------       -----------      -----------

CASH, end of year                           $     5,000       $     2,000       $     9,000      $     9,000
                                            ===========       ===========       ===========      ===========

SUPPLEMENTAL CASH FLOW INFORMATION
  Cash paid during the year for:
    Interest                                $    12,000       $    16,000       $   32,000       $    44,000

SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES
    Additions to fixed assets through
      financing agreements                  $     5,000       $    11,000       $    29,000      $    41,000
    Additions to capital leases payable
      for the purchase of fixed assets      $     5,000       $    11,000       $    29,000      $    41,000
    Reduction of long-term debt from
      employment credits applied                                                $    (5,000)     $    (5,000)



                See accompanying notes to financial statements.

                           WORKPLACE COMPLIANCE, INC.
                         (formerly E-biz Venture Corp.)
                 STATEMENT OF CHANGES IN STOCKHOLDER'S DEFICIT
                                  (UNAUDITED)

                                               Common Stock         Additional
                                         -----------------------      Paid-In       Accumulated
                                          Shares         Amount       Capital         Deficit        Total
                                         -----------   ---------   ------------    ------------    ----------

Balance-January 1, 2000                  20,219,096   $   2,000   $    844,000    $ (1,587,000)   $ (741,000)

  Common stock sale                           4,000
  Net income                                                                      $     19,000    $   19,000
                                        -----------   ---------   ------------    ------------    ----------

Balance-December 31, 2000                20,223,096       2,000        844,000      (1,568,000)     (722,000)

  Issued common stock for
    reimbursement of
    organization expenses,
    accounting and legal
    fees incurred by
    Nexgen Holdings                        6,000,000       1,000                                        1,000
  Common stock sale                          218,255                     53,000                        53,000
  Net loss                                                                             (132,000)     (132,000)
                                         -----------   ---------   ------------    ------------    ----------

Balance-December 31, 2001                 26,441,651       3,000        897,000      (1,700,000)     (800,000)
  Issued common stock for
    reimbursement of trips
    and other due diligence
    expenses incurred in
    regards to the proposed
    share exchange, legal
    and accounting fees
    (unaudited)                           34,751,600       3,000                                        3,000
  Reverse split - 163:1 of
    the E-biz outstanding
    shares of 56,240,542
    (unaudited)                          (55,895,001)     (5,000)         5,000
  Issued common stock
    for financial consulting
    (unaudited)                               25,000
  Issued common stock
    for legal expenses
    (unaudited)                              200,000
  Issued common stock
    for reimbursement of
    expenses (unaudited)                     119,237
  Common stock sale
    (unaudited                               880,000                     18,000                        18,000
  Net loss (unaudited)                                                                  (45,000)      (45,000)
                                         -----------   ---------   ------------    ------------    ----------
Balance-June 30, 2002
  (unaudited)                              6,522,487   $   1,000   $    920,000    $ (1,745,000)   $ (824,000)
                                         ===========   =========   ============    ============    ==========



                See accompanying notes to financial statements.

                        FOOTNOTES TO FINANCIAL STATEMENTS
                           WORKPLACE COMPLIANCE, INC.
                         (formerly E-biz Venture Corp.)
                               December 31, 2001

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization  of the Company and  issuance  of common  stock E-biz  Venture
Corp., a Delaware corporation, (the "Company") was formed on November 2, 2000 and was authorized to issue 100,000,000 shares of common stock, par value $0.0001 per share.

     On August 26, 2002, E-biz Venture Corp. filed an amendment to its certificate of incorporation changing its name to WorkPlace Compliance, Inc., changing its par value per share from $.0001 to $.001, creating 5,000,000 shares of preferred stock the rights of privileges of which may be set in classes by the board of directors from time to time, and adding indemnity and reimbursement provisions.

     Issuance of common stock

     On November 6, 2000, the Company purchased domain names, websites and related software from GeoTele.com, Inc. in exchange for 15,488,942 shares of the Company's common stock which were distributed ratably as a dividend to the stockholders of Geotele.com who became the Company's stockholders. On July 2, 2001, the Company issued 6,000,000 shares for reimbursement of organizational and other expenses and, on April 21, 2002, it issued 34,751,600 shares to the same stockholder for additional financial contributions and for services related to negotiating the stock purchase agreement with Western Pathology Consultants, Inc. (WPCI). On April 26, 2002, the Company reduced its capital in the ratio of 163:1 (rounding up all fractional shares) so that it had 345,541 shares issued and outstanding.

     Between April 27, 2002 and July 30, 2002, the Company issued an aggregate of 494,237 shares to four parties in consideration of financial review services, legal service, office space and financial consulting services, valued at $.01 per share.

     In April 2002, the Company entered into a share exchange agreement with WPCI under which it agreed to exchange 5,832,709 shares of its common stock for all the capital stock of WPCI. The transaction closed on June 29, 2002. As a result of this transaction, the stockholders of WPCI acquired majority control of the Company. For accounting purposes, the share exchange has been treated as a recapitalization of the Company with WPCI as the acquirer (a "reverse acquisition").

     Nature of Business

     The Company, through its subsidiary, Western Pathology Consultants, Inc., a Nebraska corporation, (the "subsidiary" or "WPCI") was incorporated on June 17, 1994. It is an administrator for drug testing programs, primarily substance abuse testing, for companies across the United States, including Puerto Rico.

     Accounts Receivable

     Accounts receivable are reported net of an allowance for doubtful accounts. The allowance is based on management's estimate of the amount of receivables that will actually be collected. At December 31, 2001 and June 30, 2002, allowance for doubtful accounts was $44,131 and $12,995, respectively.

                        FOOTNOTES TO FINANCIAL STATEMENTS
                           WORKPLACE COMPLIANCE, INC.
                         (formerly E-biz Venture Corp.)
                               December 31, 2001

NOTE  1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Inventories

     Inventory is valued at the lower of cost (using first-in, first-out) or market.

     Property and Equipment

     Property and equipment are stated at cost less depreciation. Expenditures for major renewals, replacements and betterments are capitalized. Maintenance, repairs and minor renewals are charged to operations when incurred. When property, plant and equipment is sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.

     The cost of property and equipment is depreciated over the estimated useful lives of the related assets.

     Depreciation is computed on the accelerated methods for financial reporting and income tax purposes.

     The useful lives of property, plant and equipment for purposes of computing depreciation are:

             Equipment                                     3 - 10 years
             Furniture and fixtures                             7 years

     Cash Equivalents

     For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain report-ed amounts and disclosures. Accordingly, actual results could differ from those estimates.

 Advertising

     Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2001 and 2000 was $1,851 and $4,123, respectively. For the six months ended June 30, 2002 and 2001, advertising expense was $306 and $288, respectively.

                        FOOTNOTES TO FINANCIAL STATEMENTS
                           WORKPLACE COMPLIANCE, INC.
                         (formerly E-biz Venture Corp.)
                               December 31, 2001

NOTE  1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Software Development

     Under SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed", capitalization of software development costs begins upon the establish-ment of technological feasibility of the product, which the Company has defined as the com-pletion of beta testing of a working product. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenue, estimated economic life and changes in software and hardware technology. The Company and WPCI have, and continue to develop, software to facilitate better accounting and service controls over its operations. The Company has allocated salaries and contract services to developed software in recognition of the software's value to future periods. TheCompany amortized the cost allocated to developed software over periods ranging from 3 to 5 years.

     Basis of Financial Statement Presentation

     The accompanying consolidated financial statements have been prepared on the basis of accounting principles applicable to a "going concern", which assume that the Company will continue in operation for at least one year and will be able to realize its assets and discharge its liabilities in the normal course of operations.

     Several conditions and events cast doubt about the Company's ability to continue as a "going concern". The Company and WPCI have incurred net losses of approximately $1.7 million for the period from inception June 17, 1994 to June 30, 2002, has a working capital deficiency, and requires additional financing for its business operations. The Company's future capital requirements will depend on numerous factors including, but not limited to, continued progress in developing its software products, and market penetration and profitable operations from its internet connection services. The Company is actively pursuing alternative financing and has had discussions with various third parties, although no firm commitments have been obtained. Management is also pursuing acquisitions of other businesses with existing positive cash flows.

     These financial statements do not reflect adjustments that would be necessary if the Company were unable to continue as a "going concern". While management believes that the actions already taken or planned, as described above, will mitigate the adverse conditions and events which raise doubt about the validity of the "going concern" assumption used in preparing these financial statements, there can be no assurance that these actions will be successful.

     If the Company were unable to continue as a "going concern", then substantial adjustments would be necessary to the carrying values of assets, the reported amounts of its liabilities, the reported revenues and expenses, and the balance sheet classifications used.

     The consolidated financial statements presented consist of the balance sheet of the Company and its wholly owned subsidiary WPCI as of December 31, 2001 and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the years ended December 31, 2001 and 2000 for the Company and its wholly owned subsidiary WPCI.

                        FOOTNOTES TO FINANCIAL STATEMENTS
                           WORKPLACE COMPLIANCE, INC.
                         (formerly E-biz Venture Corp.)
                               December 31, 2001

     The unaudited consolidated financial statements presented consist of the balance sheet of the Company and its wholly owned subsidiary WPCI as of June 30, 2002 and the related unaudited consolidated statements of operations, changes in stockholders' deficit and cash flows for the six months ended June 30, 2002 and 2001 Earnings (Loss) per Share Earnings (loss) per share, has been computed in accordance with SFAS 128. Basic earnings (loss) per share is computed by dividing net income attributable to common shareholders by the weighted average number of common shares outstanding during the respective periods. Diluted earnings (loss) per share is computed similarly, but also give effect to the impact that convertible securities, such as warrants, if dilutive, would have on net earnings (loss) and average common shares outstanding if converted at the beginning of the year. The effects of potential common shares such as warrants would be antidilutive in each of the periods presented in these financial statements.

     Revenue Recognition

     Revenue is recognized as services have been performed and are billable.

     Concentration of Credit Risk

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable. The Company extends credit to its customers in the normal course of business, and does not believe that it is exposed to any significant credit risk in connection with the extension of credit to its customers. An allowance is maintained for potential credit losses, which when realized, have been within the range of management's expectations. Historically, the Company's bad debt expense has been low.

     Major Suppliers

     The Company purchases substantially all its testing materials and supplies from two primary suppliers at prevailing prices charged by these suppliers to drug testing administrators.

     Impairment of Long-Lived Assets

     Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" (SFAS 121), established accounting standards for the impairment of long-lived assets. The Company reviews its long-lived assets, including property and equipment and intangible assets, for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If this review indicates that the asset will not be recoverable based on the expected undiscounted net cash flows of the related asset, an impairment loss is recognized and the asset's carrying value is reduced. For the year ended December 31, 2001 and for the six months ended June 30, 2002, there were no impairment losses recorded.

                        FOOTNOTES TO FINANCIAL STATEMENTS
                           WORKPLACE COMPLIANCE, INC.
                         (formerly E-biz Venture Corp.)
                               December 31, 2001

NOTE  1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Income Taxes

     The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Accordingly deferred income tax assets and liabilities are recognized for the future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. The effect on deferred income tax assets and liabilities of a change in income tax rates is recognized in the income statement in the period of the income tax rate change. Valuation allowances are established when it is necessary to reduce deferred income tax assets to the amount expected to be realized in future years.

     Interim Financial Information

     The accompanying consolidated interim financial information for the period June 30, 2002 and 2001 has been taken from the books and records of the Company and WPCI without audit. However, in the opinion of management, such information includes all adjustments (consisting only of normal recurring accruals) necessary to properly reflect the financial position and results of operations of the Company and subsidiary for the periods presented.

     Fair Value of Financial Instruments

     The values the Company and subsidiary presents for financial assets and liabilities as of December 31, 2001 and June 30, 2002 (including cash and cash equivalents, accounts receivable, accounts pay-able and accrued expenses) approximate the fair market value of these assets and liabilities due to their short maturity. The fair value of notes payable approximates carrying value at December 31, 2001 and June 30, 2002.

     Recent Accounting Pronouncements

     In August 2001, SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144) was issued which superseded SFAS 121. It established new accounting standards for the impairment of long-lived assets. The Company will adopt SFAS 144 in fiscal 2002. The Company believes the impact of SFAS 144 on its financial statements will not be significant.

     Stock Options

     As permitted by SFAS No. 123, "Accounting for Stock Based Compensation," the Company accounts for stock option grants in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25) and its related interpretations. Pursuant to APB No. 25, compensation expense is recognized for financial reporting purposes using intrinsic value method when it becomes probable that the options will be exercisable. The amount of compensation expense to be recognized is determined by the excess of the fair value of common stock over the exercise price of the related option at the measurement date. SFAS No. 123 established an alternative method of expense recognition for stock-based compensation awards to employees based on fair value. The Company has elected not to adopt SFAS No. 123 for expense recognition purposes, but is required to provide certain pro forma disclosures.

                       FOOTNOTES TO FINANCIAL STATEMENTS
                           WORKPLACE COMPLIANCE, INC.
                         (formerly E-biz Venture Corp.)
                               December 31, 2001

NOTE  1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     The Company has not adopted a stock option plan; and no options are presently issued and outstanding. In 1998 and 1999, WPCI granted a total of 995,000 options exercisable into shares of WPCI common stock. In January, 2002, 880,000 options were exercised at $.02 per share and 60,000 expired. Mssrs. Stopperan, Swan and Kerns exercised 330,000, 280,000 and 125,000 options respectively.

NOTE  2.     PROPERTY AND EQUIPMENT

     The following is a summary of property and equipment, at cost less accumulated depreciation:

                                             June 30,        December 31,
                                               2002             2001
                                           (Unaudited)
                                           -----------       -----------
    Computer equipment                       27,056            25,421
    Equipment                               153,879           150,137
    Furniture and fixtures                   65,568            65,568
    Software                                 73,079            72,679
    Vehicles                                 14,056            14,056
                                           --------          --------
                                            333,638           327,861
    Less:  Accumulated depreciation        (200,830)         (170,093)
                                           ---------         ---------
                                            132,808           157,768

     Depreciation of property and equipment amounted to $39,388 and $41,649 for the years ended December 31, 2001 and 2000, respectively and $18,624 and $20,994 for the six months ended June 30, 2002 and 2001, respectively.

NOTE  3.    NOTE PAYABLE - PLATTE VALLEY NATIONAL

     Note payable - Platte Valley National Bank - represents a revolving line of credit between WPCI and Platte Valley National Bank of Scottsbluff, Nebraska. Interest accrues at a variable rate of prime plus .25% and payable each quarter. The note was renewed July 19, 2001 and it matures September 15, 2002.

     The note is secured by warranties and securities, excluding securities of the Company, owned by various officers and shareholders and also by certificates of deposits owned by various stockholders. The note restricts bonuses paid to employees to 20% of net income. The balance was $477,000 and $497,000 at December 31, 2001 and June 30, 2002, respectively.

                       FOOTNOTES TO FINANCIAL STATEMENTS
                           WORKPLACE COMPLIANCE, INC.
                         (formerly E-biz Venture Corp.)
                               December 31, 2001

     NOTE 4. LONG-TERM LIABILITIES

     The following is a summary of long-term liabilities of WPCI:

                                                      June, 30    December, 31,
                                                        2002          2001
                                                    (Unaudited)
                                                    -----------   -------------
  0.9% note payable to Ford Credit in monthly
  installments of $396 including interest through
  September 2002.                                         5,794         8,157

  Grant payable to the City of Scottsbluff Economic
  Development Fund dated January 1, 1996.  The
  grant allows reductions in principal by application
  of earned annual job credits to the repayment
  amount.  The entire loan balance is due 90 days
  after the end of the grant term which is December 31,
  2005.  The original amount of the grant to be
  repaid was $125,000.  Job credits applied to this
  grant were $5,200 and $4,800 for 2001 and 2000,
  respectively.                                          103,000       103,000

                 Capital Leases payable                   48,721        63,270
                                                         --------      --------
                                                         157,515       174,427
                  Less current maturities                (31,382)      (41,262)
                                                         --------      --------
                                                         126,133       133,165
                                                         ========      ========

     Aggregate maturities of long-term debt for the five years ending after December 31, 2001 are as follows:

                                      2001
                                     Capital
                       Notes         Leases       Total
                      -------        -------     -------
           2001
           2002        8,157         33,105       41,262
           2003                      22,684       22,684
           2004                       7,481        7,481
           2005      103,000                     103,000
                     -------         ------      -------
                     111,157         63,270      174,427
                     =======        =======      =======

                        FOOTNOTES TO FINANCIAL STATEMENTS
                           WORKPLACE COMPLIANCE, INC.
                         (formerly E-biz Venture Corp.)
                               December 31, 2001

     NOTE 5. CAPITAL LEASES

     The Company's subsidiary leases various items under agreements classified as capital leases. The property under capital leases, which is included in property and equipment, is summarized as follows:

                                                June 30,        December 31,
                                                  2002              2001
                                                --------        ------------
      Machinery and equipment                    96,818           128,972
      Less:  Accumulated depreciation            44,012            46,879
                                                 ------           -------
                                                 52,806            82,093
                                                 ======           =======

     Future minimum lease payments under capital leases at December 31, 2001 are as follows:

      Year Ending
      December 31,                                                Amount
      -----------                                                 ------
         2002                                                     35,461
         2003                                                     23,597
         2004                                                      7,607
                                                                  ------
                                                                  66,665
              Less:  Interest                                      3,395
                                                                  ------
              Present value of future minimum lease payments      63,270
                             Less:  Current maturities            33,105
                                                                  ------
                                                                  30,165
                                                                  ======

     NOTE 6. DEFERRED REVENUE

     The Company's subsidiary contracts with various businesses for random drug testing of its employees on an annual basis. The fee for this service is collected at the beginning of the year and the revenue is recognized in the months the selections are performed. The amount of deferred revenue at June 30, 2002 to be recognized throughout the remaining months of 2002 was $44,108

     NOTE 7. NET OPERATING LOSS CARRYFORWARD INCOME TAXES

     The Company provides for the tax effects of transactions reported in the financial statements. The provision if any, consists of taxes currently due plus deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities, if any represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. As of December 31, 2001, the Company had no material current tax liability, deferred tax assets, or liabilities to impact on the company's financial position because the deferred tax asset related to the Company's net operating loss carryforward and was fully offset by a valuation allowance. At December 31, 2001, the Company has available unused net operating losses that may be applied against future taxable income and that expire as follows:

                         FOOTNOTES TO FINANCIAL STATEMENTS
                           WORKPLACE COMPLIANCE, INC.
                         (formerly E-biz Venture Corp.)
                               December 31, 2001

 NOTE 7. NET OPERATING LOSS CARRYFORWARD INCOME TAXES (continued)

                                              Net Operating
                  Year of                       Loss
                 Expiration                  Carryforwards
                 ----------                  -------------

                    2013                           2,780
                    2014                         283,361
                    2015                             969
                    2016                         139,606
                                                 -------
                                                 426,716
                                                 =======

     Utilization of net operating losses and realization of future tax benefits are dependent on future earnings, if any. In addition, the company's utilization of this carryforward against future taxable income may become subject to an annual limitation due to a cumulative change in ownership of the company of more than 50 percent. The timing and amount of utilization of losses and realization of benefits are uncertain. Accordingly, no tax benefits have been accrued as of December 31, 2001.

     The components of the net deferred tax asset as of December 31, 2001 is as follows:

   Deferred tax asset:
       Net operating loss carryforward                88,000
       Valuation allowance                           (88,000)
                                                     --------
      Net deferred tax asset                           - 0 -
                                                     ========

     The Company recognized no income tax benefit for the loss generated in the period from December 1, 1998 to December 31, 2001.

     SFAS No. 109 requires that a valuation allowance be provided if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The Company's ability to real-ize benefit of its deferred tax asset will depend on the generation of future taxable income. Because the Company has yet to recognize significant revenue from the sale of its products, the Company believes that a full valuation allowance should be provided.


NOTE  8.    401(k) SAVINGS PLAN

     On January 1, 2001, WPCI adopted a retirement plan established under the Internal Revenue Code Section 401(k) to provide retirement benefits to its employees. The Plan establishes employee contributions up to 15% of each employees gross annual earnings, limited to a maximum annual amount as set periodically by the Internal Revenue Service. The Plan also establishes employer discretionary contributions as determined by the Board of Directors. Such contributions to the Plan are allocated among eligible participants in the proportion of the annual salaries of all participants. Prior to January 1, 2001WPCI participated in a multi-employer 401(k) plan.

     No discretionary contributions were made by WPCI for the years ended December 31, 2001 and 2000.

                         FOOTNOTES TO FINANCIAL STATEMENTS
                           WORKPLACE COMPLIANCE, INC.
                         (formerly E-biz Venture Corp.)
                               December 31, 2001

NOTE 9.     OPERATING LEASES

     WPCI has entered into non-cancelable operating leases for office facilities of its Scottsbluff, Nebraska and Arlington, Texas locations. Leasehold expense was $66,024 and $82,249, respectively, for the years ended December 31, 2001 and 2000 and $25,413 and $29,882, respectively, for the six months ended June 30, 2002 and 2001. The lease of the Scottsbluff, Nebraska premises requires rental payments of $3,800 per month plus an applicable share of real estate taxes, through June 2002. The portion of rental payments paid for the year ending December 31, 2001 and 2000 associated with real estate taxes was $5,547. The agreement is renewable for an additional five-year term upon proper notification by the Company six months prior to the end of the lease term. The agreement for the Arlington, Texas premises requires increasing rental payments through June 2002, ranging from $1,813 per month to $2,120 per month.

     Required rental payments for each lease are as follows:

                             Scottsbluff       Arlington            Total
                             -----------       ---------            -----

        2001                   45,600            25,203            70,803
        2002                   22,800            12,720            35,520
                               ------            ------            ------
        Total                  68,400            37,923           106,323
                               ======            ======           =======

     WPCI also rents office space in Kearney for $525 per month on a month to month basis.

     WPCI sublet the office facilities of its Arlington, Texas office in February 2001. Under the terms of the agreement, the sublessee is obligated for monthly rental payments of $1,775 through June 2002.

     July 1, 2002 The Arlington, Texas office lease was not renewed and a new non-cancelable operating lease for the office facility in Scottsbluff was entered into. The lease of the Scottsbluff, Nebraska premises requires rental payments of $3,500 per month plus an applicable share of real estate taxes and insurance, through June 2005.

     Required rental payments for the Scottsbluff lease is as follows:

                    2002                         21,000
                    2003                         42,000
                    2004                         42,000
                    2005                         21,000
                                                 ------
                     Total                      126,000
                                                =======

                        FOOTNOTES TO FINANCIAL STATEMENTS
                           WORKPLACE COMPLIANCE, INC.
                         (formerly E-biz Venture Corp.)
                                December 31, 2001

NOTE 10.   CONCENTRATIONS OF RISK

     The  Company  provides  services  to a  wide  range  of  customers  located
throughout  the  United  States.   The  Company's  largest  customer   comprises
approximately 26% of the Company's total revenues or $635,000.

     The Company engages numerous  laboratories  throughout the United States to
perform  drug  tests.   laboratory   services  from  one  laboratory   comprises
approximately 65% of the Company's total cost of these services.

NOTE 11.    STOCK OPTION PLAN

     Financial Accounting Standards Board Statement No. 123, "Accounting for Stock-Based Compensation", encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans based on the fair value of options granted. The Company has elected to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations and to provide additional disclosures with respect to the pro forma effects of adoption had the Company recorded compensation expense as provided in FAS-123. In accordance with APB-25, compensation cost for stock options is recognized in income based on the excess, if any, of the quoted market price of the stock at the grant date of the award or other measurement date over the amount an employee must pay to acquire the stock. Generally, the exercise price for stock options granted to employees equals or exceeds the fair market value of the Company's common stock at the date of grant, thereby resulting in no recognition of compensation expense by the Company.

     In October, 1999, the Company issued options to purchase 275,000 shares of stock to 2 individuals at $.25 per share. In January, 2002, the Company reduced the exercise price of the options to $.02 per share and in January, 2002, accelerated the termination date of the options to January 31, 2002.

     Of the 940,000 outstanding options as of December 31, 2001, 880,000 were exercised for $17,600 and the remainder of the options expired. No options or convertible securities are outstanding.

NOTE 12.    RELATED PARTY TRANSACTIONS

     Employment Agreement with William I. Stopperan

     On October 29, 1998, WPCI entered into a three year employment agreement with William I. Stopperan, President and Chief Executive Officer under which Mr. Stopperan received an annual salary of $95,000. As of January 1, 2002, WPCI entered into a another three-year employment agreement with Mr. Stopperan at an annual base salary of $95,000 with an annual determination by the WPCI board of directors. WPCI is obligated to pay a bonus of $500 per month for each month budgeted operating income is met plus a quarterly bonus of $2,000 per calendar quarter for every $10,000 over the budgeted net income before taxes. In the event the agreement is terminated without cause, Mr. Stopperan is entitled to one half of the annual base salary as severance pay. The agreement may be terminated by either party on three-months' notice. There is a three year non-compete provision which commences upon termination of the agreement and, in addition, Mr. Stopperan is obligated to pay WPCI 25% of all revenues received by him from any client of WPCI for a period of three years.

                         FOOTNOTES TO FINANCIAL STATEMENTS
                           WORKPLACE COMPLIANCE, INC.
                         (formerly E-biz Venture Corp.)
                               December 31, 2001

     Employment Agreement with Thomas M. Swan

     On October 1, 1999,  WPCI entered into an employment  agreement with Thomas
M. Swan, Vice President, Finance and Administration under which Mr. Swan received an annual salary of $75,000. As of January 1, 2002, Mr. Swan entered into another three year employment agreement with the Company at an annual base salary of $75,000. WPCI is obligated to pay a bonus of $400 per month for each month budgeted operating income is met plus a quarterly bonus of $1,000 per calendar quarter for every $10,000 over the budgeted net income before taxes. In the event the agreement is terminated without cause, Mr. Swan is entitled to one quarter of the annual base salary as severance pay. The agreement may be terminated by either party on three-months' notice. There is a three year non-compete provision which commences upon termination of the agreement and, in addition, Mr. Swan is obligated to pay WPCI 25% of all revenues received by him from any client of WPCI for a period of three years.

     Employment Agreement with Dennis L. Kerns

     On October 1, 1999,  WPCI entered into an employment  agreement with Dennis
L. Kerns, Vice President - Business Development under which Mr.Kerns received an annual salary of $70,000. As of January 1, 2002, WPCI entered into a another three-year employment agreement with Mr. Kerns at an annual base salary of $52,500 with an annual determination by the WPCI board of directors. WPCI is obligated to pay a bonus of $250 per month for each month budgeted revenues are met, an additional $250 per month in which sales and marketing departmental expenses are under budget, and a quarterly bonus of $1,000 per calendar quarter for every 5% over the budgeted revenue. In the event the agreement is terminated without cause, Mr. Kerns is entitled to one quarter of the annual base salary as severance pay. The agreement may be terminated by either party on three-months' notice. There is a three year non-compete provision which commences upon termination of the agreement and, in addition, Mr. Kerns is obligated to pay WPCI 25% of all revenues received by him from any client of WPCI for a period of three years.

     The Company has taken out key man life insurance policies in the amount of $100,000 each on the lives of Messrs. Stopperan, Swan and Kerns. All officers and directors are holders of the Company's common stock as of December 31, 2001. The management of WorkPlace Compliance, Inc. has materially changed as part of the reverse acquisition, with WPCI.

     The directors and officers of Western Pathology Consultants, Inc. have become the directors and officers of the Company.

NOTE 13.    COMMITMENTS AND CONTINGENCIES

     The Company has entered into agreements with several laboratories to perform drug testing and other services and contracts with several customers. Concentration of relationships with laboratories and customers is detailed in
Note 11.

     During 2002, WPCI was sued relating to a fault in the collection of a urine sample by a third party collector. The judgment was paid in full by its insurance carrier.

                         FOOTNOTES TO FINANCIAL STATEMENTS
                           WORKPLACE COMPLIANCE, INC.
                         (formerly E-biz Venture Corp.)
                               December 31, 2001



NOTE 14.    COMMON STOCK

     Authorized Stock

     As of June 30, 2001, the Company was authorized to issue 100,000,000 shares of common stock at a par value of $0.0001 per share. All shares of common stock had voting rights.

NOTE 16.    SUBSEQUENT EVENTS

     On August 5, 2002, the board of directors of the Company resolved to declare a ratable dividend of 1/2 share of common stock for each issued and outstanding share of common stock.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law provides for the indemnification of the officers, directors and corporate employees and agents of Nexgen Publishing, Inc. (the "Registrant") under certain circumstances as follows:

INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.

(a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstance of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such court shall deem proper.

(c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or
     (3) by the stockholders.

(e) Expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses including attorneys' fees incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

(f) The indemnification and advancement expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

(h) For purposes of this Section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

     Articles Eighth and Ninth of the Registrant's certificate of incorporation provide as follows:

                                     EIGHTH

     The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of Section 102 of the Delaware General Corporation Law, as the same may be amended and supplemented.

                                     NINTH

     The Corporation shall, to the fullest extent permitted by the provisions of
Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action In another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which such person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

     Article XII of the Registrant's by-laws provides as follows:

ARTICLE XII--INDEMNIFICATION OF DIRECTORS AND OFFICERS

     1. Indemnification. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, trustee, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, by itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was lawful.

     2. Derivative Action. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in the corporation's favor by reason of the fact that such person is or was a director, trustee, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, by itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation.

     3. Successful Defense. To the extent that a director, trustee, officer, employee or agent of the corporation has been successful, on the merits or otherwise, in whole or in part, in defense of any action, suit or proceeding referred to in paragraphs 1 and 2 above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     4. Authorization. Any indemnification under paragraph 1 and 2 above (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in paragraph 1 and 2 above. Such determination shall be made (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (b) by independent legal counsel (selected by one or more of the directors, whether or not a quorum and whether or not disinterested) in a written opinion, or (c) by the stockholders. Anyone making such a determination under this paragraph 4 may determine that a person has met the standards therein set forth as to some claims, issues or matters but not as to others, and may reasonably prorate amounts to be paid as indemnification.

     5. Advances. Expenses incurred in defending civil or criminal actions, suits or proceedings shall be paid by the corporation, at any time or from time to time in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in paragraph 4 above upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee or agent to repay such amount unless it shall ultimately be determined by the corporation that the payment of expenses is authorized in this Section.

     6. Nonexclusivity. The indemnification provided in this Section shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, by-law, agreement, vote of stockholders or disinterested director or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent and shall insure to the benefit of the heirs, executors, and administrators of such a person.

     7. Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, trustee, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, against any liability assessed against such person in any such capacity or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability.

     8. "Corporation" Defined. For purpose of this action, references to the "corporation" shall include, in addition to the corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its directors, trustees, officers, employees or agents, so that any person who is or was a director, trustee, officer, employee or agent of such of constituent corporation will be considered as if such person was a director, trustee, officer, employee or agent of the corporation.

ITEM 25. EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The other expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:

Securities and Exchange Commission Registration Fee.............    $   278
Legal Fees......................................................     20,000*
Accounting Fees.................................................     10,000
Printing and Engraving..........................................      1,000
Blue Sky Qualification Fees and Expenses........................      1,000
Transfer Agent Fee..............................................      1,000
Miscellaneous...................................................      1,000
                                                                   --------
       Total....................................................   $ 34,278
                                                                   --------

* Counsel was issued 200,000 shares of common stock for legal services in connection with the registration statement.

 ===========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     On November 6, 2000, the registrant sold 15,488,942 shares of its common stock in consideration of domain names, websites and related software of GeoTele.com, Inc. GeoTele.com distributed all these shares of common stock ratably as a dividend to its stockholders who became stockholders of the registrant. On June 29, 2001, the registrant issued 6,000,000 shares to Nexgen Holdings, Inc. in consideration for reimbursement of organizational and other expenses. On April 21, 2002, the registrant issued 34,751,600 shares to Nexgen Holdings for additional financial contributions and for services related to negotiating the stock purchase agreement with Western Pathology Consultants, Inc.

     On April 26, 2002, the registrant reduced its capital in the ratio of 163:1 so that the registrant's issued and outstanding shares of common stock were 345,541 shares. On April 27, 2002, the registrant issued 25,000 shares to Thomas Monahan for accounting services, 200,000 shares to Joel Pensley for legal services and 119,237 shares to Nexgen Holdings for provision of office space. On July 30, 2002, it issued Falcon Crest Capital, Inc. 150,000 shares for financial consulting services. These shares of common stock were valued at par value per share.

     On April 1, 2002, the registrant entered into an agreement to purchase all the capital stock of Western Pathology Consultants, Inc. in exchange for 5,832,709 shares of its common stock. The transaction closed on June 29, 2002.

     On August 5, 2002, the registrant declared a 50% stock dividend under which each stockholder received one-half share for each share of common stock owned.

     Also on August 5, 2002, the registrant distributed three redeemable common stock purchase warrants, one Class "A", one Class "B" and one Class "C" to each of its stockholders for every ten shares of common stock owned by them.

     These securities were sold under the exemption from registration provided by Section 4(2) of the Securities Act. Neither the Registrant nor any person acting on its behalf offered or sold the securities by means of any form of general solicitation or general advertising. All purchasers represented in writing that they acquired the securities for their own accounts. A legend was placed on the stock certificates stating that the securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration or an exemption therefrom.

ITEM 28. UNDERTAKINGS.

     The Registrant undertakes:

     (1)  To file,  during any period in which  offers or sales are being  made,
          post-effective   amendment  to  this   registration   statement   (the
          "Registration Statement"):

          (i) To include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933 (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the Effective Date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this registration statement, including (but not limited to) the addition of an underwriter.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to any provisions contained in its Certificate of Incorporation, or by-laws, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certified that it has reasonable grounds to believe that it meets all of the requirements of the filing on Form SB-2 and authorized the registration statement to be signed on its behalf by the undersigned, in Scottsbluff, Nebraska.



                                   WORKPLACE COMPLIANCE, INC.

             August 29, 2002        By:  /s/ William Stopperan
                                   ----------------------------
                                        William Stopperan
                                        President
                                        Chief Executive Officer


              September 3, 2002.    By:  /s/ Tom Swan
                                   ---------------------------
                                        Tom Swan
                                        Chief Financial Officer

     In accordance with the requirements of the Securities Act of 1933, the registration statement was signed by the following persons in the capacities and on the dates stated.


        SIGNATURE                     TITLE                           DATED
 -------------------------  ---------------------------       ------------------
 /s/William Stopperan
 ---------------------
   William Stopperan        President, CEO and a Director     September 3, 2002

 /s/Tom Swan
 ---------------------
 Tom Swan                   Vice President
                            Finance & Administration
                            Chief Financial Officer           September 3, 2002

/s/ Dennis Kerns
---------------------
   Dennis Kerns             Vice President -
                              Business Development             September 1, 2002

/s/ Jan Taylor
---------------------
   Jan Taylor               Secretary, Treasurer and a Director  August 29, 2002

/s/Lockett Wood
---------------------
Lockett Wood, Ph.D.         Director                             August 30, 2002

/s/ Al Armstrong
---------------------
Al Armstrong, M.D.          Vice President/
                            Chief Medical Review Officer
                            and a Director                       August 29, 2002


/s/Michael Peat
---------------------
Michael Peat, Ph.D.         Director                             August 30, 2002


/s/Diana Breslich
---------------------
Diana Breslich, M.D.        Director                             August 30, 2002

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER      DESCRIPTION
 -------     -----------

    3.1       Certificate of Incorporation
    3.2       Certificate of Amendment
    3.3       By-Laws
    4.1       Specimen Certificate of Common Stock
    4.2       Form of Warrant
    4.3       Warrant Agreement with Warrant Agent
    5.1       Opinion of Counsel
   10.1 Securities Purchase Agreement Between E-biz Venture Corp. and Western Pathology Consultants, Inc.
   10.2 Employment Agreement between Western Pathology Consultants, Inc. and William Stopperan
   10.3 Employment Agreement between Western Pathology Consultants, Inc. and Dennis L. Kerns
   10.4 Employment Agreement between Western Pathology Consultants, Inc. and Thomas M. Swan
   23.1       Accountant's Consent
   23.2       Counsel's Consent to Use Opinion

------------------